                                                                     EXHIBIT 4.8

================================================================================
Dated: June 21, 1993

                       CONFIDENTIAL OFFERING MEMORANDUM

                          HANOVER COMPRESSOR COMPANY

              Up to 3,448 shares of Common Stock, $.001 par value
                           $5,075 Minimum Investment

================================================================================

     All of the 3,448 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), offered hereby are being sold by Hanover Compressor Company, a Delaware corporation (the "Company"). The Shares are being offered only to certain members of management of the Company and are offered together with options to purchase shares which will be granted to investors. See "The Offering."

     There has been no public market for the Common Stock of the Company, and no such public market is anticipated to exist in the foreseeable future. See "Determination of Offering Price" for a discussion of the factors considered in determining the offering price.

     See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Common Stock.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                       EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION, NOR HAS THE SECURITIES
                AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                      COMMISSION PASSED UPON THE ACCURACY
                   OR ADEQUACY OF THIS OFFERING MEMORANDUM.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENCE.

     -----------------------------------------------------------------------------------------------------------
                                                                      Fees and                Proceeds to the
                                       Offering Price (1)          Commissions (2)               Company (2)
     -----------------------------------------------------------------------------------------------------------
     Per Share......................       $      725                   $0.00                    $      725
     -----------------------------------------------------------------------------------------------------------
     Maximum Total..................       $2,499,800                   $0.00                    $2,499,800
     -----------------------------------------------------------------------------------------------------------

     (1) Payable in cash upon subscription (except for shares to be purchased with proceeds of loans made by the Company). The minimum purchase per investor is seven Shares (for a total of $5,075), not including Shares purchased with the proceeds of four year loans to be made by the Company, and the minimum aggregate purchase by all investors is 2,069 Shares (for a total of $1,500,025), including Shares purchased with the proceeds of four year loans to be made by the Company. See "The Offering." Notwithstanding the foregoing, the Company, in its sole discretion, may accept smaller subscriptions, subject to applicable securities laws. See "Plan of Offering."

(2) The Shares are being offered directly by the Company which will pay no commissions but will utilize a portion of the proceeds to pay legal, accounting and other expenses of the offering estimated to be $80,000.

THIS OFFERING MEMORANDUM CONSTITUTES AN OFFER ONLY IF A NAME APPEARS IN THE SPACE BELOW MARKED "NAME OF OFFEREE" AND CONSTITUTES AN OFFER ONLY TO SUCH NAMED OFFEREE.

Name of Offeree:____________________     Memorandum Number:_____________________

             THESE SECURITIES INVOLVE A SIGNIFICANT DEGREE OF RISK

                       CONFIDENTIAL OFFERING MEMORANDUM
                          HANOVER COMPRESSOR COMPANY

                               TABLE OF CONTENTS
                               -----------------


                                                                                               Page
                                                                                               ----
SUMMARY OF THE OFFERING......................................................................   1
THE COMPANY..................................................................................   3
THE OFFERING.................................................................................   3
RISK FACTORS.................................................................................  13
CONTEMPORANEOUS EVENTS AND CONDITIONS........................................................  18
DETERMINATION OF OFFERING PRICE..............................................................  20
PLAN OF OFFERING.............................................................................  20
USE OF PROCEEDS..............................................................................  21
DILUTION.....................................................................................  21
--------
CAPITALIZATION...............................................................................  22
DIVIDEND POLICY..............................................................................  23
SELECTED FINANCIAL INFORMATION...............................................................  24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........  25
BUSINESS.....................................................................................  29
MANAGEMENT...................................................................................  36
PRINCIPAL STOCKHOLDERS.......................................................................  42
DESCRIPTION OF CERTAIN INDEBTEDNESS..........................................................  44
DESCRIPTION OF CAPITAL STOCK.................................................................  46
EXPERTS AND LEGAL MATTERS....................................................................  48
ADDITIONAL INFORMATION.......................................................................  49

EXHIBITS:
---------


Exhibit A -  Subscription Agreement
Exhibit B -  1993 Stockholders' Agreement
Exhibit C -  Form of Loan Agreement
Exhibit D -  Form of Four Year Note
Exhibit E -  Form of 90-day Note
Exhibit F -  Form of Pledge Agreement
Exhibit G -  Form of 1993 Management Stock Option Plan
Exhibit H -  Form of Option Agreement under 1993 Management Stock Option Plan
Exhibit I -  Form of Incentive Plan

                            _______________________

     THIS MEMORANDUM IS SUBMITTED IN CONNECTION WITH THE OFFERING OF THESE SECURITIES PURSUANT TO SECTION 4(2) AND/OR REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE REPRODUCED OR USED FOR ANY OTHER PURPOSE. ANY ACTION CONTRARY TO THESE RESTRICTIONS MAY INVOLVE A VIOLATION OF CERTAIN FEDERAL OR STATE SECURITIES LAWS.

                           _______________________

     THE COMPANY HAS AGREED TO MAKE AVAILABLE, PRIOR TO THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREIN, TO EACH OFFEREE OF COMMON STOCK OR HIS REPRESENTATIVE(S) OR BOTH, THE OPPORTUNITY TO ASK QUESTIONS OF, AND RECEIVE ANSWERS FROM IT OR ANY PERSON ACTING ON ITS BEHALF CONCERNING THE TERMS AND CONDITIONS OF THIS OFFERING, AND TO OBTAIN ANY ADDITIONAL INFORMATION, TO THE EXTENT IT POSSESSES SUCH INFORMATION OR CAN ACQUIRE IT WITHOUT UNREASONABLE EFFORT OR EXPENSE, NECESSARY TO VERIFY THE ACCURACY OF THE INFORMATION SET FORTH HEREIN.

                           _______________________

     PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS MEMORANDUM OR ANY PRIOR OR SUBSEQUENT COMMUNICATION FROM THE COMPANY, ITS AFFILIATES, DIRECTORS, OFFICERS AND EMPLOYEES OR ANY PROFESSIONAL ASSOCIATED WITH THIS OFFERING AS LEGAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT HIS OWN PERSONAL COUNSEL, ACCOUNTANT AND OTHER ADVISERS AS TO LEGAL, TAX, ECONOMIC AND RELATED MATTERS CONCERNING THE INVESTMENT DESCRIBED HEREIN AND ITS SUITABILITY FOR HIM OR HER.

                           _______________________

     NO DISTRIBUTION OF THIS MEMORANDUM IN WHOLE OR IN PART, OR THE DIVULGENCE OF ANY OF ITS CONTENTS, IS PERMITTED UNLESS AUTHORIZED. EXCEPT FOR INFORMATION CONTAINED HEREIN OR AUTHORIZED BY THE COMPANY, NO OFFERING LITERATURE OR ADVERTISING IN WHATEVER FORM SHALL BE EMPLOYED IN THE OFFERING OF THE SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE REPRESENTATIONS, OR GIVE ANY INFORMATION, WITH RESPECT TO THE SHARES, EXCEPT THE INFORMATION CONTAINED HEREIN AND IN THE SUMMARY OF THE OFFERING PREPARED BY THE COMPANY.

                           _______________________

     INVESTMENT IN THE COMMON STOCK IS SUITABLE ONLY FOR INVESTORS WHO MEET THE SUITABILITY STANDARDS DESCRIBED UNDER "THE OFFERING -- SUITABILITY."

                            _______________________

     THE COMMON STOCK OFFERED HEREBY MAY NOT BE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION.

                           _______________________

     THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANYONE IN ANY STATE OR IN ANY OTHER JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED.

                           _______________________

     THE COMPANY WILL NOT BE REQUIRED TO DELIVER AN ANNUAL REPORT TO STOCKHOLDERS PURSUANT TO THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). HOWEVER, THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS ANNUALLY WITH A COPY OF THE COMPANY'S AUDITED FINANCIAL STATEMENTS.

                           _______________________

FOR ARKANSAS RESIDENTS ONLY:

     THE SHARES ARE OFFERED PURSUANT TO A CLAIM OF EXEMPTION UNDER SECTION 14(b)(9) OF THE ARKANSAS SECURITIES ACT. A REGISTRATION STATEMENT RELATING TO THE SHARES HAS NOT BEEN FILED WITH THE ARKANSAS SECURITIES DEPARTMENT OR WITH THE SECURITIES AND EXCHANGE COMMISSION. NEITHER THE DEPARTMENT NOR THE COMMISSION HAS PASSED UPON THE VALUE OF THE SHARES, MADE ANY RECOMMENDATION AS TO THEIR PURCHASE, APPROVED OR DISAPPROVED THE OFFERING, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                           _______________________

FOR OKLAHOMA RESIDENTS ONLY:

     THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE OKLAHOMA SECURITIES ACT. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE SECURITIES ACT OF 1933 AND/OR THE OKLAHOMA SECURITIES ACT OR AN OPINION OF COUNSEL TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACT.

                           _______________________

FOR TEXAS RESIDENTS ONLY:

     THE SHARES HAVE NOT BEEN REGISTERED UNDER THE TEXAS SECURITIES ACT, AS AMENDED THE "TEXAS ACT"), AND ARE OFFERED AND SOLD PURSUANT TO AN EXEMPTION THEREFROM. THE SHARES CANNOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE TEXAS ACT, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE TEXAS ACT OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH THE TEXAS ACT.

                           _______________________

FOR NEW MEXICO RESIDENTS ONLY:

     IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                            SUMMARY OF THE OFFERING

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Offering Memorandum and the Exhibits attached hereto. Prospective investors of the Shares should carefully consider the factors set forth under `Risk Factors. ~

                                  The Company

     Hanover Compressor Company, a Delaware corporation (the "Company"), was organized in October 1990 for the purpose of acquiring, manufacturing, selling, leasing, maintaining and. refurbishing compressors utilized by the natural gas industry. For a more detailed description of the i Company's business, see "Business."

                                 The Offering

Shares of Common Stock offered:      3,448, including Shares to be acquired for
                                     cash out of the subscribing offeree's own funds or by delivery of a 90-day note and Shares to be acquired by delivery of a four year note, but not including shares which may be acquired pursuant to options granted under the 1993 Management Stock Option
                                     Plan, the Incentive Option Plan and the
                                     Senior Executive Stock Option Plan. See
                                     "The Offering."

Shares of Common Stock               81,082, including 24,603 shares of Common
outstanding after the offering:      Stock estimated to be issued in connection
                                     with certain transactions which are
                                     conditions precedent to the consummation of this offering, but not including shares issuable upon exercise of options. See
                                     "Contemporaneous Events and Conditions."

Use of Proceeds:                     All of the net proceeds of this offering
                                     will be used for general corporate
                                     purposes, including working capital.

     The Company reserves the right to withdraw this offering and return all subscriptions or modify this offering at any time during the term of this offering. Subscriptions for Shares may be accepted or rejected by the Company in its sole discretion. All cash received by the Company in respect of subscriptions for the Shares (the "Funds") shall be promptly deposited in an interest bearing, segregated account and such Funds may be invested in treasury bills or other cash equivalents, as determined in the sole and absolute discretion of the Company. If (i) acceptable subscriptions for a minimum of an aggregate of 2,069 Shares are received by the Company, (ii) the existing stockholders purchase a minimum of $15 million of Common Stock, (iii) a binding agreement relative to the replacement of the Company's existing credit agreement with Chemical Bank, N.A. ("Chemical") is entered into on terms not materially less favorable than the terms outlined in "Contemporaneous Events and Conditions -- Stockholder Investment and

Refinancing" and "Description of Certain Indebtedness," as determined in the sole and absolute discretion of the Company, and (iv) the merger of Hanover Pipeline Company, a Delaware corporation, with and into the Company is consummated pursuant to the terms set forth in "Contemporaneous Events and Conditions-- The Merger," in each case on or before June 30, 1993 or such later date as the Company in its sole discretion may determine without consent of or notice to investors, but in no event later than August 15, 1993 (the "Termination Date"), all subscriptions will be transferred from the segregated bank account to the Company, together with all interest, if any, earned thereon. See "Contemporaneous Events and Conditions." The minimum subscription per subscribing offeree is seven Shares (not including any Shares to be acquired pursuant to a four year loan made by the Company) for an aggregate of $5,075; however, the Company in its sole discretion may accept subscriptions for a fewer number of Shares, subject to applicable securities laws. In the event all conditions have not been satisfied in full prior to the Termination Date, this offering will be terminated and all funds will be returned to subscribing offerees with a pro rata share of interest earned thereon, if any, calculated on
                --------
the basis of the amount of Funds invested by each subscribing offeree and the length of time interest on such Funds was earned. See "Plan of Offering."

                         Summary Financial Information

     See "Selected Financial Information" for a summary of certain relevant financial information and the financial statements attached hereto for a complete analysis thereof.

                                 Risk Factors

     For a discussion of certain factors that should be considered in evaluating an investment in the Shares, including, among others, (i) the Company's limited operating history and prior operating losses, (ii) factors regarding the natural gas compressor leasing industry, (iii) product liability and insurance, (iv) environmental liability risks, (v) restrictions imposed by the terms of the Company's indebtedness and the effect of a default thereunder, (vi) the short terms of compressor leases and the possible inability of the Company to re-lease its compressors, (vii) competition, (viii) the refinancing and dependence upon internally generated funds, (ix) limited preemptive rights, (x) no public market for common stock and restrictions on transferability, (xi) dividends, (xii) control by principal stockholders and (xiii) dilution, see "Risk Factors."

                                  THE COMPANY

     Hanover Compressor Company is a corporation organized under the laws of the State of Delaware. The principal executive office of the Company is located at 4245 N. Central Expressway, Suite 350, Dallas, Texas 75205, and the Company's telephone number is (214) 528-9270.

                                 THE OFFERING

     This offering is made only to certain members of management of the Company for the purpose of providing such persons with the opportunity to obtain an equity interest in the Company. The Company reserves the right to withdraw this offering and return all subscriptions or make non-material modifications to the offering at any time during the term of the offering. Cash deposited in the segregated account may not be withdrawn by subscribers unless the offering terminates as described herein. The deposit of subscription funds in such account does not constitute acceptance of all or any portion of any offeree subscription by the Company.

General

     Subject to adjustment for over subscription, each management offeree may subscribe to purchase for cash or by delivery of a 90-day promissory note (the "90-day Note") as many Shares as such offeree may desire. Upon such subscription, the Company will, at the request and option of each subscribing offeree, loan (the "Four Year Loan") such subscribing offeree sufficient funds, on a full recourse basis, to purchase two additional Shares (i) for each Share subscribed for hereunder for cash (the "Cash Shares") or by the delivery of a 90-day Note (the "90--day Loan Shares") and (ii) for each share of Common Stock which such subscribing offeree owns or has the fully vested right to acquire. See "-- The Loans." For each Share acquired by a subscribing offeree hereunder and for each share of Common Stock, if any, currently owned by such offeree, the Company will grant such subscribing offeree an option to purchase one-third of one share of Common Stock pursuant to the terms of the 1993 Management Stock Option Plan, substantially in the form attached hereto as Exhibit G (the "Management Option Plan"). The exercise price for such options will be $725 per share (subject to adjustment for stock splits, stock dividends and other similar events as described in the Management Option Plan). See %- Options -- Management Option Plan." In addition, each subscribing offeree who is an employee of the Company or any of its subsidiaries and who owns shares of Common Stock upon the occurrence of a Capital Event (as defined under "- Options -- Incentive Plan") will be eligible to participate in the Company's Incentive Option Plan (the "Incentive Plan"). Pursuant to the Incentive Plan, participants will be granted options to acquire a specified percentage of outstanding Common Stock (determined on a fully diluted basis) based on the return earned by Hanover Energy Holding Corporation, a Delaware corporation and the principal stockholder of the Company ("HEHC"), upon the first occurrence of a Capital Event. See "- Incentive Plan." Also in connection with this offering, Mr. O'Connor and Mr. McGhan will be granted options under the Company's Senior Executive Stock Option Plan (the "Senior Executive Plan") if they subscribe for a specified number of Shares hereunder. See `-- Options -- Senior Executive Plan."

     Notwithstanding the foregoing, executive officers of the Company who were granted options under the Company's Stock Compensation Plan in 1992 (the "1992 Stock Plan") will, if they participate in this offering, be required to surrender a portion of the options granted to them thereunder upon (i) the termination of their employment with the Company, (ii) the sale of some or all of their Common Stock or (iii) the exercise by them of any options granted to them in connection with this offering or previously granted to them under the 1992 Stock Plan. See "-- Options -- Management Option Plan."

     Offerees who desire to subscribe for Shares will be required to become parties to the 1993 Stockholders' Agreement. The 1993 Stockholders' Agreement will provide for, among other things, (i) the right of minority stockholders to participate in a sale by GKH Partners, L.P., a Delaware limited partnership ("Partners"), GKH Investments, L.P., a Delaware limited partnership (together with Partners, `PGKH"), and HEHC of at least 50% of the Common Stock owned by GKH and HEHC collectively, (ii) the right of HEHC and GKH collectively to require all minority stockholders to sell their stock in certain transactions for the same consideration to be received by HEHC and GKH and (iii) the right of the Company or its affiliates to purchase all of an employee stockholder's Common Stock upon the termination of such stockholder's employment with the Company and its subsidiaries and affiliates. The purchase price for such stock varies depending on the circumstances and, in cases where a stockholder is terminated for cause or voluntarily terminates his employment without good reason, such purchase price may be substantially below the fair market value of such Common Stock. See "-- 1993 Stockholders' Agreement."

     The maximum aggregate number of shares which may be subscribed for pursuant to this offering is 3,448, which number does not include any shares of Common Stock to be issued upon exercise of options granted under the Management Option Plan, the Incentive Option Plan or the Senior Executive Plan. If the offerees subscribe to more than such number of shares, each offeree's subscription will be reduced proportionately based on the relationship between the number of shares subscribed for by such offeree and the aggregate number of shares subscribed for by all offerees.

     For information regarding the method of subscribing for Shares, see "Plan of Offering" and the Subscription Agreement attached hereto as Exhibit A (the "Subscription Agreement").

Who Should Consider Investing

     Investment in the Common Stock offered hereby involves a significant degree of risk. See "Risk Factors." This offering is a private offering made only by delivery of a copy of this Offering Memorandum to the member of management whose name appears hereon. The Shares have not been registered under the Securities Act of 1933, as amended (the "Federal Securities Act"), or any applicable state securities laws. The Shares are being offered pursuant to an exemption from the registration requirements of the Federal Securities Act afforded by Section 4(2) thereof and/or Regulation D promulgated under the Federal Securities Act only to certain members of management for investment only. Each person who subscribes for Shares and whose subscription is accepted by the Company (collectively, the "Investors") will be required to represent that he or she is acquiring shares for his or her own account, for investment, and not with any intention of making a distribution or resale thereof, either in whole or in part. The Shares may not be resold or transferred except in accordance with the provisions of the Federal Securities Act, the rules and regulations thereunder, any applicable state securities laws and the terms and conditions of the 1993 Stockholders' Agreement. As a result of the foregoing, investment in the Shares is suitable only for persons of adequate financial means, apart from their investment in the Shares, and who have no need for liquidity with respect to their investment.

     Offerees who desire to subscribe for Shares should read and discuss with their advisors this Offering Memorandum, the Subscription Agreement, the 1993 Stockholders' Agreement, the Loan Agreement, the Four Year Note, the 90-day Note, the pledge agreement to be executed in connection therewith (the "Pledge Agreement"), the Management Option Plan, the Incentive Option Plan, and the other documents relative to the foregoing regarding the appropriateness of an investment in the Shares. The desirability of an investment in the Common Stock depends upon a number of factors including, among others, (i) the factors set forth under the caption "Risk Factors," (ii) the nature of the Company's business, (iii) the possibility of a decline in value of the Common Stock, (iv) the various restrictions on transferability of Common Stock, including those contained in the 1993 Stockholders' Agreement, and the present essential illiquidity of the investment, (v) the desirability to the offeree of a long-term investment, (vi) the likelihood that the Company will not pay dividends in the foreseeable future and the likelihood of restrictions imposed on the Company's ability to pay dividends under the terms of the agreements governing the Revolving Credit Agreement and the Senior Notes, (vii) the control of the Company by the principal stockholders, (viii) the relationship between such offeree's investment (including the investment pursuant to the Four Year Loan and the 90-day Loan) and such offerees' net worth, (ix) whether such offeree received options under the 1992 Stock Plan and the effect that participating in this offering will have on such options, (x) the employment goals of the offeree and the right of the Company to purchase such offeree's Common Stock upon the termination of his employment with the Company, in some instances at a purchase price equal to or less than the offeree's cost thereof, even if such cost is less than the fair market value of such Common Stock, and (xi) other relevant personal circumstances of each offeree.

The Loans

     Each Investor may, but is not required, to request from the Company a 90-day Loan to purchase the 90-day Loan Shares and a Four Year Loan to purchase the Four Year Loan Shares. Inasmuch as the Four Year Loan and the 90-day Loan (collectively the "Loans") will be made on a full recourse basis, an Investor should consider carefully the additional risk that he will undertake by obtaining the Loans to purchase Shares. Investors who purchased shares in the 1992 Offering by delivery of a two year note (the "1992 Note") and Investors who purchase Shares in this offering pursuant to a Four Year Loan will be permitted to borrow a sufficient additional mount under the Four Year Loan to repay the mounts outstanding under the 1992 Note thereby effectively extending the term of such obligation and receiving the benefit of more liberal interest payment terms.

     The 90-day Loan will bear interest at the rate announced from time to time by the New York, New York office of Chemical Bank, N.A. ("Chemical") as its prime rate (the "Prime Rate") and will be evidenced by the 90-day Note. Upon the occurrence of any default under the 90-day Note, the outstanding principal and interest will bear interest at the Prime Rate plus 2%. All principal and accrued interest will be payable 90 days from the date of the 90-day Note, except that upon termination of the borrower's employment with the Company and any of its subsidiaries and affiliates for any reason, such principal and accrued interest will be payable within 30 days of such termination.

     The Four Year Loan will be bear interest at the Prime Rate, will be made pursuant to a loan agreement (the "Loan Agreement"), evidenced by a four year secured promissory note (the "Four Year Note"). Upon the occurrence of any default under the Loan Agreement or the Four Year Note, the outstanding principal and accrued interest will bear interest at the Prime Rate plus 2%, except that upon the failure to make the required payments following termination for Cause (as hereinafter defined) or voluntary termination without Good Reason (as hereinafter defined), the outstanding principal and interest will bear interest at 15 % per annum, compounded monthly, or the highest rate of interest allowable under applicable law, whichever is less. Interest will be payable to the extent of bonus payments, if any, less an allowance equal to 33.3 % of such bonus payment for federal and state income tax (the "Net Bonus "), paid to the Investor by the Company on or before December 31 of each year that the Four Year Loan is outstanding (including amounts paid in such calendar year which relate to a previous calendar year and were not taken into consideration in such prior calendar year), provided that nothing herein shall create any obligation on the part of the Company to pay any bonus. In the event the Net Bonus is insufficient to pay at least 66.7% of the interest then accrued, the Investor shall be required to pay the difference between such Net Bonus and 66.7% of the interest then accrued out of the Investor's own funds and the remaining 33.3% of the interest then owing will be added to the principal outstanding under the Four year Loan. The Company will have the right to withhold from the Investor any and all mounts payable by the Investor in respect of interest under the Four Year Loan, which amounts will be deemed to have been paid to the Investor and subsequently repaid by the Investor to the Company. All principal and accrued and unpaid interest will be due upon maturity, which will be 48 months from the date of such Loan, provided that such date may be accelerated upon the occurrence of an Event of Default (as defined below) or certain types of terminations.

     The Four Year Note and the 90-day Note (collectively, the "Notes") will each be secured by a pledge of (i) all of the shares of Common Stock owned by the borrower, including all Common Stock evened prior to the Investor's purchase of the Shares, all stock received upon exercise of options granted under the 1992 Stock Plan, the Management Option Plan, the Company's Incentive Plan and the Senior Executive Plan, and (ii) all proceeds received by an Investor thereon, including dividends and additional shares received in stock distributions. The Notes will each provide for mandatory prepayment upon (i) termination for Cause, (ii) the disposition of any shares of Common Stock to the extent of the proceeds received thereon and (iii) the payment of dividends or other distributions on the Common Stock.

     The Notes will be assignable by the Company to any of its affiliates, including GIG-I, to any affiliate of GKH and to any third party bank or financial institution which is a lender to the Company or any of its subsidiaries or affiliates, The Notes will not be assignable by the Investor,

     "Cause", when capitalized, means the termination of the Investor's employment with the Company due to (i) the commission of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company (including the unauthorized disclosure of confidential or proprietary material information of the Company), (ii) a conviction (or a plea of nolo contendere in lieu thereof)
                                              ----------------
for a felony or a crime involving fraud, dishonesty or moral turpitude, (iii) willful misconduct as an employee of the Company, (iv) the willful failure to render services to the Company in accordance with such Investor's employment, which failure amounts to a material neglect of his or her duties to the Company or (v) substantial dependence, as determined by the Board of Directors of the Company, on alcohol or any controlled substance.

     "Good Reason", when capitalized, means the voluntary termination of the Investor's employment with the Company by the Investor if such termination (i) promptly follows a material reduction of such Investor's duties and responsibilities or a permanent change in such Investor's duties and responsibilities which are materially inconsistent with the type of duties and responsibilities of such Investor then in effect, (ii) promptly follows a material reduction in annual base salary, (iii) promptly follows a material reduction in such Investor's employee benefits if such reduction results in such Investor receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable employees of the Company generally or
(iv) the Board of Directors of the Company otherwise determines that a voluntary termination by such Investor is for "Good Reason" under the circumstances then prevailing.

     An "Event of Default", when capitalized includes, without limitation, (i) the failure to pay the principal or interest when due, which failure has continued for 10 days after written notice from the Company, (ii) the breach by borrower of any representation or warranty contained in the Loan Agreement, the Pledge Agreement or the Subscription Agreement, (iii) the default with respect to any covenant contained in the Loan Agreement, the Pledge Agreement or the Notes, (iv) the material failure of borrower to make any payment when due under any other indebtedness of the borrower to the Company, (v) the occurrence of certain bankruptcy-related events with respect to the borrower which continue for 60 days or are otherwise consented to by the borrower.

Options

Management Option Plan

     For each share of Common Stock acquired by an Investor hereunder and, if any, owned by the investor as of the date hereof, the Company will grant such Investor an option to purchase one-third of one share of Common Stock (subject to adjustment for stock splits, stock dividends and other similar events as described in the Management Option Plan) at a purchase price of $725 per share. Such options will vest ratably over a five year period beginning on the anniversary of their issuance (subject to acceleration upon death or permanent disability and forfeiture upon termination for Cause) and be governed by the terms of the Management Option Plan and individual option agreements (the "Management Option Agreements") between the Company and each Investor, forms of which are attached hereto as Exhibits G and H, respectively. The term of the options will be 10 years, subject to a limited exercise period for vested options in the event of the termination of employment of the optionee. The options granted under the Management Option Plan and the shares of Common Stock acquired upon exercise thereof will be subject to repurchase by the Company under the terms of (i) the Management Option Plan and the agreements entered into in connection therewith and (ii) the 1993 Stockholders' Agreement. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee, such options may be exercised only by the optionee. The options granted under the Management Option Plan are nonstatutory options and are not classified as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as mended (the "Code"), and Investors should consult their tax advisors for information regarding the tax treatment of such options.

     Pursuant to the Management Option Agreements, each Investor will agree that he will not (i) during the term of such agreement and for a period of one year thereafter compete with any business of the Company or its subsidiaries or affiliates unless he is terminated without Cause or voluntarily terminates his employment with Good Reason and (ii) without the Company's consent, disclose to persons outside the Company confidential information concerning the Company or any of its subsidiaries or affiliates.

     Notwithstanding the foregoing, offerees who participate in this offering and who participated in the 1992 Stock Plan will, at the time such participant
(i) ceases to be employed by the Company, (ii) disposes of any of his or her Common Stock other than to certain permitted transferees or (iii) exercises any of his or her options granted hereunder or under the 1992 Stock Plan, be required to surrender stock options granted under the 1992 Stock Plan sufficient to acquire Common Stock which has a value (as determined in accordance with the Management Option Plan) equal to (a) 90% of the total number of shares of Common Stock which may be acquired pursuant to options granted under the 1992 Stock Plan (as adjusted for any stock splits or similar transactions) multiplied by
Co) $725; provided, that at no time will such person be required to surrender options to acquire shares of Common Stock in excess of 90% of the total number of shares subject to options granted pursuant to the 1992 Stock Plan (as adjusted for stock splits). The effect of this adjustment is to raise the exercise price 0f90% of the options granted any 1992 Stock Plan to $725 per share from $1.00 per share.under the

     By way of clarification and for purposes of illustration only, if an Investor received options to acquire 100 shares of Common Stock pursuant to the 1992 Stock Plan and subscribes for any Shares a q - this offering such Investor would be required to surrender options to acquire Common Stock with a value equal to $65,250 (90% x 100 x $725) upon any of the foregoing triggering events. Thus, with if the Investor sought to sell his Common Stock at a price of $1,000 per share, he would be obligated at such time to surrender options to acquire
65.25 shares of Common Stock ($65,250 divided by $1,000 per share). Similarly, if such Investor were terminated at a time when the value of the Common Stock was $652.50, he would be required to surrender options to acquire 90 shares of Common Stock ($65,250 divided by $652.50 per share, limited by 90 shares). On the other hand, if such Investor (i) owned 100 shares of Common Stock, (ii) had vested options to acquire an additional 25 shares of Common Stock and (iii) subscribed for the minimum of seven Cash Shares or 90-day Loan Shares, then by participating in this offering such Investor (a) would be entitled to receive a Four Year Loan to purchase an additional 266 Shares (a total of 133 shares which the Investor owned, had the right to acquire and subscribed for multiplied by
2), Co) would, assuming he purchased all 266 Four Year Loan Shares, receive options under the Management Option Plan to purchase an additional 124 shares of Common Stock (one-third of 373 (the sum of 273 Cash Shares and Loan Shares purchased in this offering and 100 previously owned shares of Common Stock)) and
(c) would be eligible to participate in the Incentive Plan provided he is employed by the Company or any of its subsidiaries or affiliates upon the occurrence of a Capital Event.

     The foregoing adjustment Provisions will only affect the persons who were
     -------------------------------------------------------------------------
granted options under the 1992 Stock Plan and who participate in this offering.
-------------------------------------------------------------------------------
and such persons should consider carefully the economic impact of investing in
------------------------------------------------------------------------------
this offering
-------------

Incentive Plan

     In addition to the foregoing, members of management who participate in this offering and who are employed by the Company or any of its subsidiaries or affiliates at the time of the Capital Event will also be eligible to participate in the Incentive Plan. Pursuant to the Incentive Plan, the Company will grant Investors who are employees of the Company or any of its subsidiaries or affiliates and who own shares of Common Stock at the time of the Capital Event options to acquire a specified percentage of the shares of outstanding Common Stock (determined on a fully diluted basis) based on the actual return realized by HEHC upon (i) the disposition (other than to affiliates) by GKH and HEHC of at least 50% of their Common Stock, (ii) the date all or substantially all of the assets or property of the Company are sold, leased or otherwise transferred to an unrelated third party, (iii) the effective date of a merger or consolidation in which the Company, any of its subsidiaries or any affiliate of the Company or HEHC is not the surviving entity or the surviving entity is not controlled by HEHC or GKH either individually or collectively or (iv) the dissolution or liquidation of the Company (the first occurrence of the events set forth in items (i) through (iv) is referred to herein as the "Capital Event"). The total number of shares available under the Incentive Plan, expressed as a percentage of the total number of shares of Common Stock outstanding at the time of the Capital Event, is based on internal rate of return (the "IRR") earned by the HEHC as follows:

------------------------------------------------------------------------------------------------------------------
    Annual Compounded Return on Investment ("IRR")        Aggregate Percentage of Fully-Diluted Shares Outstanding
    ---------------------------------------------         --------------------------------------------------------
                          26%                                                        0.25%
------------------------------------------------------------------------------------------------------------------
                          27%                                                        0.50%
------------------------------------------------------------------------------------------------------------------
                          28%                                                        0.75%
------------------------------------------------------------------------------------------------------------------
                          29%                                                        1.00%
------------------------------------------------------------------------------------------------------------------
                          30%                                                        1.50%
------------------------------------------------------------------------------------------------------------------
                          31%                                                        2.00%
------------------------------------------------------------------------------------------------------------------
                          32%                                                        2.50%
------------------------------------------------------------------------------------------------------------------
                          33%                                                        3.00%
------------------------------------------------------------------------------------------------------------------
                          34%                                                        3.50%
------------------------------------------------------------------------------------------------------------------
                          35%                                                        4.00%
------------------------------------------------------------------------------------------------------------------
                          36%                                                        4.50%
------------------------------------------------------------------------------------------------------------------
                          37%                                                        5.00%
------------------------------------------------------------------------------------------------------------------
                          38%                                                        5.50%
------------------------------------------------------------------------------------------------------------------
                          39%                                                        6.00%
------------------------------------------------------------------------------------------------------------------
                          40%                                                        6.25%
------------------------------------------------------------------------------------------------------------------
                          41%                                                        6.50%
------------------------------------------------------------------------------------------------------------------
                          42%                                                        6.75%
------------------------------------------------------------------------------------------------------------------
                          43%                                                        7.00%
------------------------------------------------------------------------------------------------------------------
                          44%                                                        7.25%
------------------------------------------------------------------------------------------------------------------
                          45%                                                        7.50%
------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------
                          46%                            7.75%
-----------------------------------------------------------------------------
                          47%                            8.00%
-----------------------------------------------------------------------------
                          48%                            8.25%
-----------------------------------------------------------------------------
                          49%                            8.50%
-----------------------------------------------------------------------------
                          50%                            8.75%
-----------------------------------------------------------------------------

     The IRR is the discount rate, calculated on a compounded monthly basis, which would cause the per share price received by HEHC upon a Capital Event to equal $725 per share. By way of clarification and for purposes of illustration only, if a Capital Event took place on the fifth anniversary of this offering which established a fully-diluted value for the Shares of $2,900/share (e.g. four times the $725/Share offering price), HEHC would have received an IRR of 31.95% based on the $725/Share offering price from the time of this offering through the time of the Capital Event (a compounded IRR of 2.38 % per month over the 60 month elapsed investment holding period) based on the above-referenced definition of lRg- In this case and consistent with this illustration, if the Company had 100,000 shares of Common Stock outstanding on a fully-diluted basis (e.g. taking into account all Shares issuable by the Company upon the conversion or. exchange of all convertible preferred stock, convertible debt, outstanding vested and unvested options including options under the Incentive Plan and any other contingent shares or similar securities) at the time of the Capital Event, the Company would issue options to acquire 2,000 shares of Common Stock (2.00% of the fully-diluted shares outstanding) to all participants in the incentive Plan. In this case and consistent with this illustration, if all had purchased 3,448 Shares in this offering and a particular Investor had purchased 1,000 of the 3,448 Shares so purchased, the Company would issue to that particular Investor options to purchase 580 shares ((1,000/3,448) x 2,000) at an exercise price of $725/share.

     The options granted under the Incentive Plan will be nonstatutory options and the exercise price for such options will be $725 per share. The options will vest fully upon the occurrence of the Capital Event. Each participant in the Incentive Plan will receive a pro rata share of the total options actually issued pursuant to the Incentive Plan (the "Incentive Plan Shares") determined by multiplying the Incentive Plan Shares by a factor equal to (i) the lower of
(a) the number of Cash Shares and Loan Shares purchased by such Investor pursuant to this offering and (b) the number of shares of Common Stock owned by the Investor at the time of the Capital Event divided by (ii) the total number of such shares owned by all participants in the Incentive Plan. Investors who cease to be employed by the Company for any reason prior to the Capital Event or who cease to own shares of Common Stock will not be eligible to participate in the Incentive Plan.

     Options granted under the Incentive Plan generally expire within a specified number of days of the termination of employment of an optionee. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee. The term of each option granted under the Incentive Plan may not exceed 10 years from the date the option is granted.

Senior Executive Plan

     In addition to the foregoing, Messrs. O'Connor and McGhan will, upon consummation of this offering, be granted options pursuant to the Senior Executive Plan with respect to an aggregate of up to 1.50% and 0.75%, respectively, of the total number of outstanding shares of Common Stock if they subscribe for 1,380 and 276 Shares, respectively. The exercise price for such options will be $833.75 per share. Such options will vest ratably over a seven year period beginning on the anniversary of their issuance and will fully vest upon their death or permanent disability or upon the occurrence of a Capital Event resulting in an IRR to HEHC of 20%. Options granted under the Senior Executive Plan to an optionee will be forfeited upon the termination for Cause of such optionee.

     The Senior Executive Plan will provide for the issuance of an additional 0.75% of the total number of outstanding shares of Common Stock (determined on a fully diluted basis) to senior executives of the Company in the discretion of the Board of Directors of the Company (the "Board"). Options granted under the Senior Executive Plan will be nonstatutory options and will not be classified as "incentive stock options" within the meaning of Section 422 of the Code. The exercise price for options granted under the Senior Executive Plan is $833.75 per share (subject to adjustment for stock splits, stock dividends and similar events). Other than the maximum number of shares available under the Senior Executive Plan, there is no minimum or maximum number of shares that may be granted to any person. Options granted under the Senior Executive Plan generally expire within a specified number of days of the termination of employment of an optionee. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee. The term of each option granted under the Senior Executive Plan may not exceed 10 years from the date the option is granted. The unallocated options with respect to 0.75 % of the Common Stock of the Company may become exercisable in whole at grant or in installments over time, as determined by the Board or a committee appointed by the Board.

     Pursuant to the agreements which must be executed in connection with the grant of options under the Incentive Plan, each optionee thereunder will agree that he will not (i) during the term of such agreement and for a period of one year thereafter compete with any business of the Company unless he is terminated without Cause or voluntarily terminates his employment with Good Reason and (ii) without the Company's consent, disclose to persons outside the Company confidential information concerning the Company or any of its subsidiaries or affiliates.

1993 Stockholders' Agreement

     As a condition to the acceptance by the Company of a subscribing offeree's subscription for Shares, such subscribing offeree is required to become a party to the 1993 Stockholders' Agreement. The summary of the 1993 Stockholders' Agreement set forth below is not intended to be a complete recitation of the provisions thereof, and each Investor should read and understand all the provisions of the 1993 Stockholders' Agreement before making a determination whether to invest in the Shares.

Restrictions on Transfer

     The 1993 Stockholders' Agreement will contain substantial restrictions on the disposition of an Investor's Common Stock. In general, an Investor will be permitted to transfer some or all shares of his Common Stock (i) to affiliates, including certain relatives and controlled entities, provided such affiliate agrees to be bound by the terms of the 1993 Stockholders' Agreement, and (ii) to a bona fide third party purchaser who is already a party to the 1993 Stockholders' Agreement.

     An Investor will also be permitted to transfer all (but not less than all) of his shares of Common Stock to a bona fide third party purchaser if such purchaser agrees to be bound by the terms of the 1993 Stockholders' Agreement but only after such Common Stock is offered first to the Company and then, if the Company does not exercise its right to purchase such Common Stock, to HEHC and its affiliates, in each case on the same terms as offered to the bona fide third party purchaser. The Investor will be required to comply with certain mechanical provisions regarding such transfer, including (i) timely notice to the Company and HEHC of their respective rights of refusal and (ii) consummation of any transfer within a specified period.

Rights to Compel Disposition

     HEHC and GKH will have the right to compel each Investor to dispose of all of his shares of Common Stock and make certain representations with respect to his ownership of such Common Stock in the event HEHC and GKH seek to transfer all, but not less than all, of their Common Stock. If HEHC and GKH exercise their right to compel the disposition of the Investors' Common Stock, the consideration for such Common Stock will be the same per share consideration on the same terms to be received by GKH and HEHC for their shares of Common Stock.

Rights of Inclusion

     Each Investor will have the right to sell his Common Stock on the same terms as GKH and HEHC in the event GKH and HEHC sell Common Stock in a transaction pursuant to which they sell at least 50% of the outstanding Common Stock of the Company then owned by them collectively. Investors who desire to participate in such sale will be required to deliver notice on a timely basis and comply with other mechanical provisions in connection with such transfer.

Preemptive Rights

     Although Delaware law does not generally provide for preemptive rights, in the event the Company offers existing stockholders the opportunity to purchase additional shares of Common Stock, the parties to the 1993 Stockholders' Agreement will have the right to acquire their respective pro rata share of such
                                                          --- ----
Common Stock on the same terms and conditions offered to other existing stockholders of the Company, except that such right shall not apply to (a) shares issuable in connection with a merger, acquisition or similar transaction,
(b) shares issuable upon the exercise of any options, warrants or other convertible securities, (c) shares offered by the Company to employees and directors of the Company or (d) shares offered to investors who are not already stockholders of the Company.

Transfers upon Termination

     The Company will have the right to purchase all of the Common Stock of an Investor in the event such Investor ceases to be an employee of the Company or any of its subsidiaries or affiliates. The purchase price for such Common Stock will be (i) in the event such Investor's employment is terminated for Cause, the lower of the Investor's cost for his Common Stock on a Share by Share basis and 80% of fair market value thereof,
(ii) in the event such employment is voluntarily terminated without Good Reason, the lower of cost and fair market value and (iii) in the event such Investor's employment is terminated by death, retirement, permanent disability, without Cause or with Good Reason, the fair market value of such Common Stock. The purchase price for such Common Stock will be payable (i) in cash (and/or by the delivery of a term note with the shortest term permissible if required by any agreement to which the Company is subject) if such Investor's employment is terminated voluntarily with Good Reason or upon death, retirement, permanent disability or without Cause and (ii) by delivery of a seven year term note if such employment is terminated for Cause or without Good Reason. Any note delivered in connection with the foregoing will bear interest, payable annually, at the Prime Rate.

     Cost, fair market value, retirement, permanent disability and voluntary termination are each defined in the 1993 Stockholders' Agreement.

Other Terms

     The 1993 Stockholders' Agreement will govern the relationship among each of the stockholders who are parties thereto and the Company. The 1993 Stockholders' Agreement will supersede the original stockholders agreement dated April 10, 1992 (the " 1992 Stockholders' Agreement") among the Company and the stockholders party thereto with respect to the relationship among the persons who executed the 1992 Stockholders' Agreement and who also execute the 1993 Stockholders' Agreement; however, the 1992 Stockholders' Agreement will continue to govern the relationship between each person who is a party thereto and each person who is a party thereto who does not become a party to the 1993 Stockholders' Agreement.

                                 RISK FACTORS

     Investors should consider the specific factors set forth below as well as the other information set forth in this Offering Memorandum. The following is not necessarily a comprehensive list of all the possible risk factors associated with this investment.

Limited Operating History; Prior Operating Losses

     Although the Company's products are well-established in the marketplace, the Company has had limited operating history and has experienced net profits only in its most recent fiscal year. Prior thereto, the Company experienced substantial operating losses, and there can be no assurance that the Company will remain profitable in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations. "

Natural Gas Compressor Industry Considerations

     The Company's profitability is, in part, dependent upon the current market for natural gas. Since 1982, there has been an over-supply of natural gas and, consequently, inflation adjusted prices have declined significantly since such time and remain at relatively low levels. In general, future prices of natural gas are dependent upon numerous factors beyond the control of the Company, including competition, conservation efforts and various economic, political and regulatory developments. The current unsettled energy market, highlighted by ongoing political events in the Middle East and elsewhere, make it difficult to estimate future prices of natural gas. Although declines in natural gas prices tend to decrease efforts to discover and develop new natural gas reserves, thus placing greater reliance upon older, developed natural gas reserves (which reliance requires additional compression in order to deliver the remaining natural gas reserves to market), a significant decline in the price of natural gas could result in the widespread failure of natural gas producers and would likely have a material adverse effect on the Company's financial condition and results of operations. Similarly, a relative decrease in the price of alternative fuels such as oil could adversely affect demand for natural gas and would likely have a material adverse effect on the Company's financial condition and results of operation. See "Business."

Potential Liability and Insurance

     Natural gas operations are subject to certain risks, including explosions, uncontrollable flows of gas or well fluids, fires, pollution and other environmental risks. These risks could expose the Company to substantial liability for injury and loss of life, property damage, pollution and other environmental damages, and consequential damages, if such damages resulted from an alleged compressor defect or from the Company's negligence in maintaining, servicing or refurbishing its compressors.

     Although the Company has obtained certain insurance, no assurance can be given that such insurance is adequate to cover the Company's operations, will be generally available in the future or, if available, that premiums will be commercially justifiable. If the Company were to incur a substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if the Company were to incur such liability at a time when it is no longer. able to obtain liability insurance, its financial condition could be materially adversely affected. The Company, consistent with industry trends, may find it difficult to obtain adequate insurance coverage against possible liabilities that may be incurred in connection with the conduct of its business. There can be no assurance that all possible types of liabilities that may be incurred by the Company will be covered by its insurance or that the dollar amount of such liabilities will not exceed the Company's policy limits. A partially or completely uninsured claim, if successful and of sufficient magnitude, could have a material adverse effect on the Company and its financial condition.

Environmental Liability Risks

     In addition to liability which may arise as a result of an alleged compressor defect or Company negligence, if environmental damage is found to have occurred as a result of the Company's operating activities, the Company could incur substantial liability. In such event, the Company could be liable for all costs of remediation, as well as certain other costs. Under the Comprehensive Response, Compensation and Liability Act ("CERCLA"), the Company may also be liable for all costs of remediation of any property which it is deemed to be the owner or operator. Various Preliminary Environmental (Phase 1) Site Assessments were conducted in 1990 and 1991 with respect to certain properties owned or operated by the Company and its subsidiaries. Such assessments identified potential sources of ground contamination. Although remediation efforts have been undertaken by the previous owners, no assurances can be given that such remediation efforts will be successful or that the Company will not incur costs in remediating such contamination or discover additional sources of enumerated contamination.

Governmental Regulation

     The Company is subject to various federal and state laws and regulations relating to environmental protection, including regulations regarding emission controls. The Company believes that it is in substantial compliance with such laws and regulations and that the phasing in of emission controls and other known standards at the rate currently contemplated by such laws and regulations will not have a material adverse effect on the Company's financial condition or results of operations. However, various state and federal agencies from time to time consider adopting new laws and regulations or amending existing laws and regulations regarding environmental protection. While the Company may be able to pass on the additional costs of complying with such laws, there can be no assurances that attempts to do so would be successful. Accordingly, new laws or regulations or amendments to existing laws or regulations could require the Company to undertake significant capital expenditures and could otherwise have a material adverse effect on the Company's financial condition and results of operations.

Restrictions Imposed by the Terms of the Company's Indebtedness; Effect of
Default

     The terms of the Company's existing credit agreement dated April 10, 1992 (the "Existing Credit Agreement") among the Company, certain of its affiliates, Chemical, as agent, and the other banks party thereto impose a variety of restrictions on the Company's operations including, without limitation, limiting the Company's ability to incur additional indebtedness, make capital expenditures above specified levels, dispose of its assets or extend guarantees. Such restrictions may limit the Company's ability to exploit fully certain business opportunities. In addition, under the terms of its existing indebtedness, the Company may not declare or pay any dividend or make any payment for the purchase, redemption or acquisition of any shares of Common Stock. While the consummation of the refinancing of the Company's existing indebtedness on terms outlined in "Contemporaneous Events and Conditions" and "Description of Certain Indebtedness" will alleviate these restrictions to some degree, the Company will continue to be required to satisfy similar, although in some instances less restrictive, covenants. In addition, the failure of the Company to maintain certain financial ratios may cause the Company to be in default under the agreements governing its indebtedness and such default, if uncured, may ultimately entitle its creditors to foreclose on all of the assets of the Company. See "Contemporaneous Events and Conditions" and "Description of Certain Indebtedness."

Short Lease Terms; Possible Inability to Re-lease Compressors

     The Company has historically leased its compressors under leases with an average fixed term of seven months and which continue thereafter on a month to month basis. Historically, lessees have renewed their leases on a month to month basis for an average period of 22 months. Based on the average cost of new compressors and the average lease price, the Company generally does not recoup its investment in the compressors until after its receipt of at least 48 months of lease payments. Accordingly, the Company assumes substantial risk of not recovering its entire investment in the equipment it purchased. Although the Company has historically been successful in re-leasing units in its inventory, there can be no assurance that the Company will continue to be able to do so or that a substantial portion of its lessees will not terminate their leases at approximately the same time, thereby causing an adverse accumulation of unleased compressors in the Company's inventory. The inability of the Company to lease a substantial portion of its compressors for any reason would have a material adverse effect upon the Company's financial condition and its results of operations. See "Business."

Competition

     The natural gas compression industry is highly competitive. The Company competes with several large national and international companies which, like the Company, offer a wide range of compressors for purchase or lease. A number of the Company's competitors are significantly larger than the Company and have substantially greater financial and other resources at their disposal. There can be no assurance that such competitors will not substantially increase the resources devoted to the development and marketing of products competitive with those of the Company. See "Business - Competition."

The Refinancing; Dependence on Internally Generated Funds

     The compressor leasing business in which the Company is involved is a capital intensive business, and the inability of the Company to continue to have access to sufficient capital could have a material adverse effect on the Company's ability to finance compressor purchases and, thus, maintain its future leasing revenues and profitability. Company growth has historically been financed through (i) sales of Common Stock, including the sale of approximately $15 million of Common Stock to certain executive officers and existing stockholders of the Company in 1992 (the " 1992 Offering") (ii) internally generated funds and (iii) borrowings under the Existing Credit Agreement which provides for both a term loan and a revolving credit facility in the aggregate amount of $35 million. The Company has engaged in negotiations with Chemical to refinance the Existing Credit Agreement (the "Refinancing") and currently contemplates that the Existing Credit Agreement will be replaced by (i) a new $20 million revolving credit facility (the "Revolving Credit Facility") and (ii) the issuance by the Company of $15 million of its senior notes (the "Senior Notes"). As a condition to the Refinancing, Chemical has indicated that it will require certain existing stockholders of the Company to invest a minimum of an additional $15 million in the Company, and the Company believes that such stockholders intend to invest $16 million in the Company by purchasing additional shares of Common Stock. See "Contemporaneous Events and Conditions. " While the investment by the principal stockholders of at least $15 million and the execution of a definitive agreement with respect to the Revolving Credit Facility are conditions to the consummation of this offering, the issuance by the Company of the Senior Notes is not a condition. Although there can be no assurance, in the event the Company is unable to consummate the issuance of the Senior Notes, the Company believes that, based on indications by Chemical, the Company will be able to expand the Revolving Credit Facility to $35 million, the possible modification of such terms as may be agreed to by the Company and Chemical. See "Contemporaneous Events and Conditions -- Stockholder Investment and Refinancing."

     In addition, although the Company believes that after consummation of the Refinancing it will have sufficient capital resources based on internally generated funds and the amounts available under the Revolving Credit Agreement and the proceeds of the sale of the Senior Notes to fund its anticipated capital needs for at least the next five years, there can be no assurance that the Company will meet its projected earnings and that sufficient cash flow will be generated. Failure to generate sufficient cash flow together with the absence of alternative sources of capital could have a material adverse effect on the financial condition, operations and expected growth of the Company. See "Management's Discussion of and Analysis of Financial Condition and Results of Operations."

Limited Preemptive Rights

     Although Delaware law does not generally provide for preemptive rights, in the event the Company offer existing stockholders the opportunity to purchase additional shares of Common Stock, the parties to the 1993 Stockholders' Agreement will have the right to acquire for their respective pro rata share of
                                                              --- ----
such Common Stock on the same terms and conditions offered to other existing stockholders of the Company, except that such right shall not apply to (a) shares issuable in connection with a merger, acquisition or similar transaction,
(b) shares issuable upon the exercise of any options, warrants or other convertible securities, (c) shares offered by the Company to employees and directors of the Company or (d) shares offered to investors who are not already stockholders of the Company. See "The Offering -1993 Stockholders' Agreement - Preemptive Rights " and "Description of Capital Stock."

No Public Market for Common Stock; Restriction on Transferability

     Each subscribing offeree will be required to represent that he is purchasing the Shares for investment purposes for his own account but not with a view to resale or distribution. There is no public market for the Shares, and a stockholder's ability to transfer his Common Stock will be significantly restricted by the terms of the 1993 Stockholders' Agreement. In addition, the 1993 Stockholders' Agreement will (i) give HEHC and GKH, collectively, the right to cause all stockholders to sell their Common Stock in certain transactions and
(ii) give the Company or certain of its affiliates the right, but not the obligation, to purchase all of the Common Stock of an employee stockholder upon the termination of such employee's employment with the Company. The purchase price for such stock varies depending on the circumstances and, in cases where a stockholder is terminated for Cause or voluntarily terminates his employment without Good Reason, such purchase price may be substantially below the fair market value of such Common Stock. See "The Offering -- 1993 Stockholders' Agreement." Any potential investor must be able and willing to bear the risk of his investment for an indefinite period.

Dividends

     The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. In addition, the ability of the Company to pay dividends will be limited by the terms of the agreements governing the Revolving Credit Facility and the Senior Notes. See "Dividend Policy."

Control by Principal Stockholders

     Prior to the consummation of this offering and described under the heading "Contemporaneous Events and Conditions," approximately 65.25% of the Company's outstanding Common Stock was owned by HEHC, and an additional 28.77% was owned directly by GKH, the controlling stockholders of HEHC. Subsequent to this offering and the Contemporaneous Events, HEHC will continue to own a majority of the Common Stock of the Company. By maintaining such majority ownership, HEHC and, indirectly, GKH will continue to have the power to determine the policies of the Company and its subsidiaries, the persons constituting the directors and officers thereof and the outcome of various corporate actions requiring stockholder approval.

Dilution

     Assuming (i) all of the Shares are issued and (ii) all of the Offering Conditions (as defined under the heading "Contemporaneous Events and Conditions") are consummated as currently contemplated (including the issuance of 2,566 shares of Common Stock in connection with the Merger and the issuance of 22,096 shares of Common Stock pursuant to the investment by certain existing stockholders), the value of the Shares purchased pursuant to this offering will be subject to immediate dilution in the net tangible book value of $133.15 per share from the adjusted net tangible book value as of March 31, 1993.

                     CONTEMPORANEOUS EVENTS AND CONDITIONS

     Contemporaneous with this offering, the Company intends to (i) obtain an additional equity investment of approximately $16 million from certain of its existing non-management stockholders, (ii) execute a definitive agreement with respect to the Revolving Credit Facility, terminate the Existing Credit Agreement and continue to take such actions as may be necessary to issue the Senior Notes, and (iii) consummate the Merger. The investment by existing stockholders of at least $15 million, the execution of a definitive agreement relative to the Revolving Credit Facility (but not the Senior Notes) and the consummation of the Merger, together with the minimum subscription requirements of this offering, are conditions to this offering and all collectively referred to herein as the "Offering Conditions." Subsequent to this offering and as part of the Refinancing, the Company anticipates issuing up to $15 million of Senior Notes to banks and other financial institutions; however, the consummation of such transaction is not a condition to the consummation of this offering. The Offering Conditions and the issuance of the Senior Notes are collectively referred to herein as the "Contemporaneous Events. Additional information with respect to each of the Contemporaneous Events is set forth below.

Stockholder Investment and Refinancing

     The Company has offered to sell to certain of its existing non-management stockholders up to an additional 23,026 shares of Common Stock at a purchase price of $725 per share and expects to receive subscriptions for 22,096 shares for a total of approximately $16 million such existing stockholders will not receive additional options and will not be entitled to purchase such shares with the proceeds of loans from the Company. The proceeds of such transaction will be used to repay in substantial part amounts outstanding under the Existing Credit Agreement. The Company intends to replace the amounts available under the Existing Credit Agreement with (i) the Revolving Credit Facility and (ii) the proceeds of the Senior Notes. The execution of a definitive agreement with respect to the Revolving Credit Facility (the "Revolving Credit Agreement") is a condition to this offering, but the issuance of the Senior Notes is not a condition to this offering. Although no assurance can be given, in the event the Company is unable to consummate the issuance of the Senior Notes, the Company believes that, based on indications given by Chemical, it will be able to expand the Revolving Credit Facility by an additional $15 million, subject to the possible modification of such terms as may be agreed upon by the Company and Chemical.

     The Company believes that the Revolving Credit Facility and the Senior Notes will provide the Company with greater flexibility with respect to its working capital needs.

     For additional information with respect to the Existing Credit Agreement, see "Description of Certain Indebtedness -- Existing Credit Agreement."

     For additional information with respect to the minimum financing terms of the Revolving Credit Facility, see "Description of Certain Indebtedness -- Revolving Credit Facility."

     For additional information with respect to the anticipated terms of the Senior Notes, see "Description of Certain Indebtedness - Senior Notes."

Merger

     The Company intends to enter into a Merger Agreement (the "Merger Agreement") with HEHC and Hanover Pipeline Company, a Delaware corporation and a wholly owned subsidiary of HEHC ("HPC"), pursuant to which the Company will (i) issue to HEHC an additional 2,069 shares of Common Stock in consideration for all of the issued and outstanding capital stock of HPC and (ii) issue to HEHC and all of the holders of the Common Stock purchased in the 1992 Offering an aggregate of 465 shares of Common Stock in consideration for the Series A Preferred Stock of the Company held by HPC. Pursuant to the Merger Agreement, HPC will be merged with and into the Company, with the Company as the surviving corporation.

     HPC currently owns 16 compressors which it acquired in connection with the sale and exchange of all of its assets to Stellar Energy Corp. ("Stellar") and certain of Stellar's affiliates. HPC has certain potential environmental liabilities estimated at December 31, 1992 to be between $139,000 and $200,000; however, HEHC has agreed to indemnify the Company for any loss incurred by the Company as a result of such environmental liabilities or any other environmental liability of HPC arising out of or related to the Merger. The value of HPC's compressors which was used to calculate the number of shares to be issued to HEHC was determined solely by the Boards of Directors of such companies and unanimously approved by a special committee of the Board of Directors of the Company comprised of Ted Collins, Jr., who has no affiliation with HEHC or HPC, Michael A. O'Connor, who is an officer and director of the Company, and William
S. Goldberg, who is an officer and director of the Company, HPC and HEHC. See "Management." The number of shares of Common Stock to be issued in consideration for the Series A Preferred Stock was determined by agreement among the Board and the stockholders of the Company not receiving such Common Stock.

                        DETERMINATION OF OFFERING PRICE

     The offering price of $725 per Share was determined solely by the Board based on a number of factors, including a comparison of the Company's 1992 and projected 1993 financial performance to the financial performance and corresponding per share market multiples of a select group of public companies involved in the natural gas compressor leasing and fabrication and energy services industries. By virtue of the nature of this offering, the offering price was not determined pursuant to arms' length negotiations with a third party, and there can be no assurance that such price is indicative of the fair market value of the Shares.

                               PLAN OF OFFERING

     The minimum purchase per subscribing offeree is seven Shares (excluding Shares to be acquired by delivery of a Four Year Note) for a minimum aggregate purchase price of $5,075, provided that the Company in its sole discretion and subject to applicable securities laws, may accept smaller subscriptions. The minimum aggregate purchase for all investors is 2,069 Shares (including shares to be purchased by delivery of a Four Year Note) for a minimum aggregate purchase price of $1,500,025. The Company reserves the right (i) to reject any subscription for any reason and (ii) to make non-material modifications to or terminate this offering at any time for any reason.

     Each offeree who desires to subscribe for Shares must (i) on or before Friday, June 25, 1993, call Curtis Bedrich (at 214 528-9270) to communicate the number of Cash Shares and Loan Shares for which such offeree desires to subscribe and whether such offeree will be purchasing the Cash Shares with a 90-day Loan and (ii) prior to Monday, June 28, 1993, execute and return to the Company, c/o Curtis Bedrich, (a) one copy and one extra signature page of the Subscription Agreement included herewith, and (b) one copy and one extra signature page of the 1993 Stockholders' Agreement included herewith.

     Upon oral confirmation of the number and type of Shares subscribed for by a subscribing offeree, the Company will prepare and distribute for execution to such subscribing offeree (i) one execution copy of each of the 90-day Note and the Four Year Note, if applicable, (ii) two copies of the Pledge Agreement, if applicable, (iii) two copies of the agreement under the Management Option Plan,
(iv) an assignment separate from certificate, if the subscribing offeree has requested a Loan, and (y) an IRS Form W-9. In addition to the Subscription Agreement and the 1993 Stockholders' Agreement previously delivered, the subscribing offeree must then, prior to June 29, 1993, return to the Company, c/o Curtis Bedrich, to the extent applicable, (i) the executed Notes, (ii) two executed counterparts of the Pledge Agreement, (iii) two executed counterparts of the agreement under the Management Option Plan, (iv) the assignment separate from certificate, executed in blank, (v) the fully completed and executed Form W-9 and (vi) if applicable, a certified or cashier's check in the amount of (a) the number of Cash Shares subscribed for by the offeree multiplied by (b) $725.

     The foregoing deadlines are summarized as follows:

---------------------------------------------------------------------------------
Event                                             Deadline
-----                                             --------
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
Orally contact Curtis Bedrich (at                 Friday, June 25
214-528-9270) to indicate the number of shares
you wish to subscribe for
---------------------------------------------------------------------------------
Deliver one execution copy and one extra          Monday, June 28
counterpart of (i) the Subscription Agreement
(including Schedule A attached thereto) and 00
the 1993 Stockholders' Agreement (including the
spousal consent, if relevant)
---------------------------------------------------------------------------------
Deliver, as relevant, (i) one copy of each of     Tuesday, June 29
the 90-day Note and the Four Year Note, (ii)
one execution copy and one extra counterpart of   NOTE: These documents will be
the Pledge Agreement, (iii) one execution copy    delivered to you Monday, June
and one extra counterpart of the agreement under  28 if you orally contact Curtis
the Management Option Plan, (iv) an assignment    Bedrich with your subscription
separate from certificate and (y) and IRS Form    by Friday, June 25.
W-9 I
---------------------------------------------------------------------------------

     All cash received by the Company in respect of subscriptions for the Shares (the "Funds") shall be promptly deposited in an interest bearing, segregated account and such Funds may be invested in treasury bills or other cash equivalents, as determined in the sole and absolute discretion of the Company. If acceptable subscriptions for the Shares are received by the Company and if the Offering Conditions are satisfied on or before June 30, 1993, or such later time as determined in the sole and absolute discretion of the Company without notice to or consent of offerees, but in no event later than August 15, 1993 (the "Termination Date"), all Funds will be transferred from the segregated bank account to the Company, together with all income, if any, earned thereon. See "Contemporaneous Events and Conditions." In the event the Offering Conditions have not been satisfied on or before the Termination Date, this offering will be terminated and all funds will be returned to the subscribing offerees with a pro rata share of interest earned thereon, calculated on the basis of the amount of Funds invested by each subscribing offerees and the length of time interest on such Funds was earned.

                                USE OF PROCEEDS

     Assuming all the Shares are issued, the net proceeds of the offering, estimated to be $2,419,800, will be used for general corporate purposes, including working capital.

                                   DILUTION
                                   --------

     As of March 31, 1993, the Company had adjusted net tangible book value (defined as total stockholders' equity less goodwill adjusted to give effect to the consummation of the Offering Conditions) of $45,488,431, or $585.93 per share of Common Stock. Adjusted net tangible book value per share of Common Stock is determined by adjusting the actual net tangible book value of the Company for the consummation of the offering conditions and dividing such amount by the number of shares of its Common Stock and treating all such Common Stock as having been issued for cash which would have been outstanding as of March

31, 1993. After giving effect to the sale of the Shares and the application by the Company of the estimated net proceeds therefrom as described in "Use of Proceeds," the pro forma net tangible book value of the Company as of March 31, 1993 would have been $47,988,231, or $591.85 per share of Common Stock. This value represents an immediate increase in the adjusted net tangible book value of $5.92 per share of Common Stock to the current shareholders and an immediate dilution in net tangible book value of $133.15 per share of Common Stock to purchasers of the Shares. Dilution per share is determined by subtracting the pro forma adjusted net tangible book value per share of Common Stock after the completion of this offering from the per share price paid by purchasers of the Shares. The following table (1) illustrates this per share dilution:

     Price per share pursuant to this offering................................. $725.00
       Adjusted net tangible book value per share as of March 31, 1993......... $585.93

       Increase in adjusted net tangible book value per share
       attributable to the offering(2)......................................... $  5.92
                                                                                -------

     Pro forma adjusted net tangible book value per share after this offering.. $591.85

   Dilution per share to purchasers of the Shares.............................. $133.15

(1) Assumes that all of the Shares are subscribed for and excludes shares of Common Stock reserved for issuance pursuant to options which have previously been granted to certain members of management. To the extent such options are exercised, the value of Shares purchased by Investors may be subject to further dilution. See "Capitalization," "The Offering -- Stock Options" and "Description of Capital Stock -- Options."

(2)  Does not reduce stockholders' equity for the amount of the Loans.

     The following table sets forth as of March 31, 1993 (calculated on the same basis as the preceding paragraph) the number of shares of Common Stock purchased from the Company, the total consideration paid, the average price per share paid by the existing shareholders of the Company and the price per share to be paid by Investors:

                            Shares Purchased      Total Consideration
                            ----------------      -------------------
---------------------------------------------------------------------------------------
                                                                           Avg. Price
                           Number        %         Amount          $       Per Share
                           ------     -------    -----------    -------    ----------
---------------------------------------------------------------------------------------
Existing stockholders....  77,634        95.7    $52,598,995       95.5        $677.53
---------------------------------------------------------------------------------------
Investors................   3,448         4.3    $ 2,499,800        4.5        $725.00
---------------------------------------------------------------------------------------
Total....................  81,082       100.0    $55,048,795     100.00        $678.93
=======================================================================================

                                CAPITALIZATION

     The following table sets forth the total capitalization of the Company as of March 31, 1993 and as adjusted to reflect (i) the consummation of this offering (assuming all 3,448 Shares are subscribed for) and Offering Conditions (assuming the existing stockholders subscribe for

22,069 shares of Common Stock) and (ii) the consummation of this offering and the Contemporaneous Events, in each case after the anticipated application of the estimated net proceeds therefrom.

------------------------------------------------------------------------------------------------------------------------------
                                                                                   March 31, 1993
------------------------------------------------------------------------------------------------------------------------------
                                                                                     As Adjusted         As Adjusted
                                                                                       for the            for the
                                                                                       Offering        Contemporaneous
                                                                   Actual             Conditions          Offering
                                                                   -----------      --------------        --------
------------------------------------------------------------------------------------------------------------------------------
Notes payable and current installments of long-term debt(1).....   $ 3,015,751        $         _       $         _
------------------------------------------------------------------------------------------------------------------------------
Long-term debt, less current positions..........................
------------------------------------------------------------------------------------------------------------------------------
     Existing Credit Agreement..................................   $16,800,150                  _                 _
------------------------------------------------------------------------------------------------------------------------------
     Revolving Credit Facility..................................             -          3,615,676                 -
------------------------------------------------------------------------------------------------------------------------------
     Senior Notes...............................................             -                  -        15,000,000
------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity............................................
------------------------------------------------------------------------------------------------------------------------------
     Preferred Stock, $.01 par value, 100,000 shares
     authorized, 80,000 shares of Series A Preferred Stock
     issued and outstanding prior to the Merger and 0
     shares issued and outstanding as adjusted for the
     Offering Conditions and Contemporaneous Events.............           800                  -                 -
------------------------------------------------------------------------------------------------------------------------------
     Common Stock, $.001 par value, 200,000 shares
     authorized, 53,051 issued and outstanding, 81,082
     issued and outstanding after the Offering Conditions
     and Contemporaneous Events(2)..............................            53                 81                81
------------------------------------------------------------------------------------------------------------------------------
Additional paid-in capital......................................    35,082,372         49,597,519        49,597,519
------------------------------------------------------------------------------------------------------------------------------
Retained earnings...............................................    (2,073,981)        (1,502,047)       (1,502,047)
------------------------------------------------------------------------------------------------------------------------------
Less:
------------------------------------------------------------------------------------------------------------------------------
     Notes receivable from officers and employees for
     purchase of Common Stock...................................    (1,073,322)        (2,407,022)       (2,407,022)
------------------------------------------------------------------------------------------------------------------------------
     Net stockholders' equity...................................    32,901,922         45,688,531        45,688,531
------------------------------------------------------------------------------------------------------------------------------
       Total capitalization.....................................    52,717,823         49,304,307        60,688,531
------------------------------------------------------------------------------------------------------------------------------

(1)  See Note 4 of the Notes to the Consolidated Financial Statements.

(2) Excludes an aggregate of 1,200 shares of Common Stock subject to options previously granted to executive officers of the Company pursuant to the 1992 Stock Plan and all options granted to Investors pursuant to the Management Option Plan, the Senior Executive Plan and the Incentive Plan.

                                DIVIDEND POLICY

     The Company has not paid dividends since its inception. The Company currently intends to retain all earnings, if any, to fund the expansion of its business and therefore does not anticipate paying any dividends in the foreseeable future. In addition, the ability of the Company to pay dividends is limited by the terms of the Existing Credit Agreement, and it is anticipated that similar limitations, although less restrictive, will be contained in the agreements governing the Revolving Credit Facility and the Senior Notes.

                        SELECTED FINANCIAL INFORMATION

     The selected financial data presented below is derived from the financial statements of the Company, which statements for the years ended December 31, 1992 and 1991 have been audited by Price Waterhouse, independent auditors. The balance sheets as of December 31, 1992 and December 31, 199 1, and the statements of operations for each such year, are included elsewhere in this Offering Memorandum. The selected financial data set forth below as of March 31, 1993 and March 31, 1992 were derived from the Company's unaudited financial statements. Interim results are not necessarily indicative of the results for the full year. The data set forth herein should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto appearing elsewhere in this Offering Memorandum.

=============================================================================================================================
                                                                                                 Quarter            Quarter
                                                                                                 Ended              Ended
                                                          Year Ended         Year Ended         March 31,          March 31,
                                                         December 31,       December 31,          1993               1992
        Statement of Income Date                             1992               1991           (unaudited)        (unaudited)
        ------------------------                             ----               ----           -----------        -----------
-----------------------------------------------------------------------------------------------------------------------------
Revenues:
-----------------------------------------------------------------------------------------------------------------------------
     Compressor leasing and maintenance............       $21,215,442        $18,085,932       $ 5,467,994         $5,280,058
-----------------------------------------------------------------------------------------------------------------------------
     Compressor packaging..........................        10,838,393          3,384,026         5,202,518          2,498,348
-----------------------------------------------------------------------------------------------------------------------------
     Equity in income of MEI Joint
     Venture.......................................           429,296            143,088            87,121             98,576
-----------------------------------------------------------------------------------------------------------------------------
     Other.........................................           156,089         21,758,758        10,788,068          7,983,364
                                                          -----------        -----------       -----------         ----------
-----------------------------------------------------------------------------------------------------------------------------
          Total revenues...........................        32,639,220         21,758,758        10,788,068          7,983,364
-----------------------------------------------------------------------------------------------------------------------------
Costs and expenses
-----------------------------------------------------------------------------------------------------------------------------
     Compressor leasing and maintenance............         9,889,374          7,596,676         2,409,824          2,285,300
-----------------------------------------------------------------------------------------------------------------------------
     Compressor packaging..........................         9,336,005          3,477,294         4,565,763          2,081,656
-----------------------------------------------------------------------------------------------------------------------------
     Selling, general and administrative
     expenses......................................         6,129,664          5,277,616         1,568,247          1,664,493
-----------------------------------------------------------------------------------------------------------------------------
     Depreciation and amortization.................         3,554,207          2,871,098         1,056,806          1,050,884
-----------------------------------------------------------------------------------------------------------------------------
     Interest expense..............................         1,658,925          3,076,220           353,064            608,273
-----------------------------------------------------------------------------------------------------------------------------
     Other expenses................................            97,120            539,084            23,253             31,682
                                                          -----------        -----------       -----------         ----------
-----------------------------------------------------------------------------------------------------------------------------
          Total costs and expenses.................        30,665,295         22,837,988         9,976,957          7,722,288
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations, before
taxes..............................................         1,973,925         (1,079,230)          811,111            261,076
-----------------------------------------------------------------------------------------------------------------------------
Income tax expense.................................           494,532                 --           261,634                 --
-----------------------------------------------------------------------------------------------------------------------------
Discontinued operations, net of tax benefits.......          (287,946)        (2,553,304)             (457)           (45,538)
                                                          -----------        -----------       -----------         ----------
=============================================================================================================================

=============================================================================================================================
Income (loss) before extraordinary item............         1,191,447         (3,632,534)          549,020            215,638
-----------------------------------------------------------------------------------------------------------------------------
Realization of net operating loss carry
forward............................................           400,811                 --                --                 --
                                                          -----------
-----------------------------------------------------------------------------------------------------------------------------
Net income (loss)..................................       $ 1,592,258        $(3,632,534)      $   549,020         $  215,638
                                                          -----------        -----------       -----------         ----------
=============================================================================================================================

=============================================================================================================================

                                                                                                               March 31, 1993
                                                                                                               --------------
Balance Sheet Data                                      December 31, 1992          December 31, 1991           (unaudited)
------------------                                      -----------------          -----------------           -----------
-----------------------------------------------------------------------------------------------------------------------------
Total current assets...............................           $11,933,077                $ 8,465,254              $11,451,030
-----------------------------------------------------------------------------------------------------------------------------
Net property, plant and equipment..................            39,621,534                 34,092,430               43,299,852
-----------------------------------------------------------------------------------------------------------------------------
Other assets.......................................             4,418,589                  4,295,003                3,718,741
                                                              $55,973,200                $46,852,687              $58,469,613
                                                              -----------                -----------              -----------
-----------------------------------------------------------------------------------------------------------------------------
Total current......................................           $ 7,159,178                 $5,390.184              $ 6,512,803
-----------------------------------------------------------------------------------------------------------------------------
Long-Term debt and other liabilities...............            16,468,879                 28,893,542               19,054,888
-----------------------------------------------------------------------------------------------------------------------------
Stockholders' equity...............................            32,345,143                 12,568,961               32,901,922
                                                              $55,973,200                $46,852,687              $58,469,613
=============================================================================================================================

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF'
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     The Company's primary operations consist of two business segments. The principal segment consists of the leasing and maintenance of the Company's natural gas compressor units ("Leasing and Maintenance"), and the second segment consists of designing, engineering and assembling natural gas compressor units and, commencing in 1993, other oil and gas production equipment ("Compressor Packaging"). See "Business -- Operations."

     The year ended December 31, 1991 was the first full year of operations of the Company, following the acquisition in late 1990 of all of the capital stock of Guerra Engineering, Inc., a Texas corporation ("GEV), Energy Recovery Systems, Inc., a Texas corporation ("ERSI"), and Precision Welding & Machine, Inc., a Texas corporation ("PWMI"), and substantially all of the assets of C&B Compression Sales, Inc., a Louisiana corporation ("C&B"). These acquisitions were accounted for using the purchase method of accounting. Accordingly, the operations of each respective entity is included from the date of its acquisition. In addition, HEHC acquired all of the stock of Maintech Enterprises, Inc., a Texas corporation ("MEV), in July 1991 and contributed the stock of MEI to the Company in April 1992. The contribution was reflected as a reorganization of entities under common control, and the 1991 results of operations of the Company include MEI from the date of its acquisition by HEHC. See "Business -- Company History." The results of operations and acquisition costs in excess of estimated net realizable value of PWMI are reflected as discontinued operations in the Company's Consolidated Financial Statements.

     Pursuant to the acquisition of MEI, the Company acquired a 50% interest in a joint venture, the operations of which joint venture consist of leasing natural gas compressors. Results of operations of the joint venture are recorded using the equity method of accounting. The remaining interest in the joint venture was acquired by the Company effective April 1, 1993 for an aggregate cost of $2.2 million. Such acquisition will be accounted for using the purchase method of accounting and the results of operations of the entire operations of the joint venture will be included in Leasing and Maintenance subsequent to such date.

Liquidity and Capital Resources

     Earnings from continuing operations, before depreciation and amortization, amounted to $5.5 million. during 1992. Other significant sources of funds during 1992 were proceeds of $15 million from sales of Common Stock pursuant to the 1992 Offering and amounts available under the Existing Credit Agreement. Significant uses of funds included the repayment of a substantial portion of debt under the Existing Credit Agreement and capital expenditures aggregating $9.6 million.

     The financing necessary to support the Company's historical operations has principally been provided from borrowings under the Existing Credit Agreement and prior sales of Common Stock. Pursuant to the Refinancing, the Existing Credit Agreement will be replaced with the Revolving Credit Facility, the consummation of which is a condition to this offering, and the issuance of the Senior Notes, the consummation of which is not a condition to this offering. Although no assurances can be given, in the event the Company is unable to consummate the issuance of the Senior Notes, based on indications by Chemical, the Company believes that it will be able to expand the limit under the Revolving Credit Facility from $20 million to $35 million to provide the additional financing necessary for the Company's anticipated operations.

     For a discussion of the Company's anticipated capital expenditures for the next three years, see "Business -- Business Strategy."

     Inflation has not had a significant impact on the operations of the Company.

Results of Operations

Year ended December 31, 1992 compared to year ended December 31, 1991

Revenues

     Revenues from Leasing and Maintenance increased by $3.1 million, or 17%, from $18.1 million in 1991 to $21.2 million in 1992. This increase resulted primarily from the addition to the compressor fleet of 50 compressor units (with a total horsepower of 16,000). Monthly horsepower utilization of 91 % to 96 % in 1992 was consistently in excess of the estimated industry average.

     Revenues from Compressor Packaging increased by $7.4 million, or 217%, from $3.4 million in 1991 to $10.8 million in 1992. This increase resulted from an increase in the volume of compressor fabrication and the inclusion of a full year of operations of MEL The financial results for 1992 include the operations of MEI for the entire year, while financial results for 1991 include the operations of MEI from its acquisition in July. Compressor Packaging operations resulted in an operating profit (i.e., net earnings before depreciation and amortization expense and interest expense) of $171,000 during 1992, as compared to an operating loss of $508,000 during 1991.

Expenses

     Leasing and Maintenance operating expenses increased by $2.3 million, or 30%, from $7.6 million in 1991 to $9.9 million in 1992. This increase resulted primarily from the increase in the size of the Company's compressor fleet and an increase in maintenance services performed for third parties.

     Operating expenses for the Compressor Packaging segment increased by $5.8 million, or 166%, from $3.5 million in 1991 to $9.3 million in 1992. This increase resulted from the increase in compressor fabrication and the inclusion of a full year of operations of MEI.

     Selling, general and administrative expenses increased by $852,000, or 16%, from $5.3 million for 1991 to $6.1 million for 1992. This increase is attributable primarily to the inclusion of operations of MEI for the entire twelve months of 1992 as compared to only six months during 1991.

     Depreciation and amortization increased $700,000, or 24%, from $2.9 million in 1991 to $3.6 million in 1992 as a result of capital expenditures during 1992 of 9.5 million. This increase resulted primarily from an increase in size of the Company's compressor fleet and other capital expenditures which together aggregated to $9.5 million.

     Interest expense decreased $1.4 million, or 45%, from $3. 1 million in 1991 to $1.7 million in 1992. This decrease resulted from the repayment in April 1992 of a substantial portion of the amount outstanding and a negotiated reduction in the rate of interest charged under the Existing Credit Agreement with the proceeds of the 1992 Offering.

Income Tax

     The Company generated income for financial reporting purposes in 1992 and incurred a loss for tax purposes primarily due to differences in depreciation methods utilized for financial reporting purposes as compared to tax purposes. Accordingly, income tax expense of $494,000 reflected for financial reporting purposes is offset for tax purposes by an extraordinary item of $401,000 resulting from the utilization of net operating losses and a tax benefit of $93,000 from discontinued operations. At December 31, 1992, the Company had tax net operating losses of approximately $9 million available to reduce future taxable income.

Net Income

     As a result of the foregoing factors, net income increased in 1992 by $5.2 million, from a loss in 1991 of $3.6 million to a gain in 1992 of $1.6 million.

Quarter ended March 31, 1993 compared to quarter ended March 31, 1992

Revenues

     Leasing and Maintenance revenue increased $200,000, or 4%, from $5.3 million for the quarter ended March 31, 1992 to $5.5 million for the quarter ended March 31, 1993. This increase resulted from the addition to the compressor fleet of 16,000 horsepower from March 31, 1992 to March 31, 1993. Average horsepower utilization amounted to 95.1% and 94.3% for the quarters ended
March 31, 1992 and 1993, respectively.

     Compressor Packaging revenue increased $2.7 million, or 108%, from $2.5 million for the quarter ended March 31, 1992 to $5.2 million for the quarter ended March 31, 1993. This increase resulted from an increase in compressor fabrication volume from the 1992 to the 1993 quarter and from the initiation of production equipment fabrication in March 1993.

Expenses

     Leasing and Maintenance operating expense increased $100,000, or 5%, from $2.3 million for the quarter ended Much 31, 1992 to $2.4 million for the quarter ended March 31, 1993. This increase resulted from the Company's compressor fleet expansion.

     Compressor Packaging operating expense increased $2.5 million, or 119%, from $2.1 million for the quarter ended March 31, 1992 to $4.6 million for the quarter ended March 31, 1993. This increase resulted from the increase in compressor fabrication volume for the quarter ended March 31, 1993 compared to 1992.

     Selling, general and administrative expense decreased $100,000, or 6% from $1.7 million for the quarter ended March 31, 1992 to $1.6 million for the quarter ended March 31, 1993. This decrease resulted from various general and administrative reduction measures implemented in 1992.

     Interest expenses decreased $200,000, or 42%, from $600,000 to $400,000 for the quarters ended March 31, 1992 and 1993, respectively. This decrease results from the substantial repayment of the amount outstanding under the Existing Credit Agreement with the net proceeds of the 1992 Offering.

Income Tax

     Effective January 1, 1993, the Company adopted Financial Accounting Standard (FAS) 109 which revised the method by which the Company accounts for income taxes. The income tax expense recognized for the quarter ended March 31, 1993 results primarily due to the adoption of FAS 109.

Stockholders' Equity

     Stockholders' Equity increased $19.7 million, from $12.6 million in 1991 to $32.3 million in 1992 primarily as a result of the sale of Common Stock in the 1992 Offering.

                                   BUSINESS

Company History

     The Company was incorporated in Delaware in October 1990 as a majority-owned subsidiary of Hanover Energy Inc., a Texas corporation and a predecessor in interest to HEHC ("HEI"). In November and December 1990, the Company acquired all of the capital stock of GEI, ERSI and PWMI and substantially all of the assets of C&B, which acquisitions were accounted for using the purchase method of accounting.

     In July 1991, HEHC acquired all of the common stock of MEI through a subsidiary created solely for that purpose. Such subsidiary was subsequently merged into MEI, and HEHC contributed the stock of MEI to the Company in April 1992 in connection with the refinancing of the Existing Credit Agreement. The contribution was reflected as a reorganization of entities under common control, and the Company's 1991 results of operations include the operations of MEI from the date of acquisition by HEHC.

     As a result of the acquisition of MET, the Company acquired a 50% interest in a joint venture, the operations of which joint venture consist of leasing natural gas compressor units. The remaining interest in the joint venture was acquired by the Company effective April 1, 1993 and the joint venture was liquidated shortly thereafter.

     In May 1991, HEI was acquired by HEHC, the principal stockholders of which are GKH. See "Principal Stockholders." Effective December 31, 1992, HEI merged into HEHC, and as a result thereof, the Company became a direct majority-owned subsidiary of HEHC.

     Also effective as of December 31, 1992, GET and ERSI merged into the Company and, as a result thereof, the separate existence of GET and ERSI ceased and all of their respective assets and liabilities became vested in the Company. Such merger had no effect on the consolidated financial statements or results of operations of the Company.

Industry

     Natural gas compressors generally do not suffer significant technological obsolescence, so that the useful life of a compressor is based primarily on its mechanical integrity. The useful life of a compressor may also be extended by refurbishing or overhauling the compressor at regular intervals of approximately five to six years. Refurbished or overhauled compressors may be leased at prices substantially similar to new compressors.

     The gas compressor industry services both independent producers and major natural gas producers, as well as pipeline, gathering and transmission companies, and is substantially dependent on the natural gas industry. The Company believes that independent producers currently account for a substantial portion of the natural gas industry. The Company also believes that independent gas producers are now accounting for an increasing portion of the natural gas produced in the United States relative to that produced by major integrated energy producers and that independent producers are more likely to lease compressors from third parties such as the Company as a result of restraints on their ability to make the large capital expenditures necessary to purchase compressors.

     The Company believes that the market for natural gas compressors is driven by a variety of factors, including, without limitation, (i) the price of natural gas, (ii) the age of particular gas wells, (iii) the relative price of natural gas to the price of oil or other alternative energy sources and (iv) the season. All other things being equal, the gas compression industry is generally benefited by either an increase in gas prices, which generally results in the development of new wells, fields and pipeline systems and a corresponding increase in demand for compression, or by a decrease in natural gas prices, which results in outsourcing by independent producers and an increase in the need for leased compression. Increases in the age of natural gas wells also has a positive impact on the gas compression industry since older wells generally experience a decline in their reservoir pressure and require compressors to increase their productivity.

     Conversely, all other things being equal, a relative decrease in the price of oil or other energy sources as compared to natural gas generally will have an adverse effect on the natural gas compression industry since such circumstances encourage energy users to switch from natural gas to alternative fuel sources thereby decreasing demand for natural gas.

     The Company believes that the natural gas compressor industry is also affected by seasonality, with the highest demand for compression in winter months when natural gas is in greater demand. As a result of such seasonality, the Company generally experiences slightly decreased revenues for its Leasing and Maintenance segment during the months of May through August.

Market Position

Leasing and Maintenance

     The Company believes that the market for the leasing of natural gas compressors may be distinguished from the market for the sale of natural gas compressors since the decision to lease a compressor is generally made prior to such customer's entrance into the market place. Generally, lessees are customers who anticipate only a short term need for the compressor which is substantially less than the estimated useful life of the unit or customers who are unable to obtain financing for the purchase of such units.

     The Company believes that the natural gas compressor leasing industry may be divided into categories based on the compressor horsepower and that market share of the participants in the industry may be determined based on either (i) the number of units leased by such participants or (ii) the total horsepower leased by such participants.

     The Company's compressor fleet as of March 31, 1993 was divided by horsepower as follows:

       ===================================================================
                                            Units         Total Horsepower
                                            -----         ----------------
           Category (by Horsepower)      (% of Fleet)       (% of fleet)
           ------------------------      ------------       ------------
       -------------------------------------------------------------------
       0 - 44                              44 (9%)            1,437 (1%)
       -------------------------------------------------------------------
       45 - 60                             66 (13%)           3,363 (3%)
       -------------------------------------------------------------------
       61- 100                            101 (20%)           9,088 (8%)
       -------------------------------------------------------------------
       101 - 200                          135 (26%)          18,830 (16%)
       -------------------------------------------------------------------
       201 - 500                           95 (18%)          30,287 (25%)
       ===================================================================

       ----------------------------------------------------------
       501 - 800               40 (8%)               27,25 (23%)
       ----------------------------------------------------------
       801 - 1100              30 (6%)              29,480 (24%)
       ----------------------------------------------------------
              TOTAL           511 (100%)           119,710 (100%)
       ==========================================================

     Based on industry statistics, the Company believes that the U.S. natural gas compressor leasing industry is a highly fragmented business made up of in excess of 50 companies aggregating 2,000,000 horsepower. Based on information available to the Company, the Company believes that it is the eighth largest compressor leasing company in the U.S. based on total units and the seventh largest compressor leasing company in the U.S. based on total horsepower.

Compressor Packaging

     The Compressor Packaging business, carried on primarily through MEI, competes with other manufacturers of compressor units. The compressor packaging business is dominated by a few major competitors, several of whom also compete with the Company in the compressor leasing business.

     Although sufficient information is not available to estimate the Company's relative position in the compressor packaging market, several of the Company's competitors in such business are larger and have greater resources than the Company.

Business Strategy

     During the last two years, the Company has dedicated substantial resources to the integration of the operations it acquired in 1990. Based on these activities and the substantial managerial infrastructure the Company has in place, the Company's management believes that the Company can approximately double its aggregate compressor horsepower available for lease without significantly adding to its fixed operating overhead. Consistent with this strategy, the Company has developed a three-year budget to serve as the Company's business plan for such period (the "Plan"). The Plan includes provision for capital expenditures for the purchase of new and used compressors and the refurbishing of its existing compressors of $16.7 million in 1993 and $20.0 million each in 1994 and 1995. Capital expenditures anticipated in 1993 are comprised of $1.2 million for refurbishing of existing units, $13.5 million for the purchase of used compressors and $2.0 million for the purchase of new compressors. The Company anticipates that internally generated funds and the amounts available under the Revolving Credit Facility and pursuant to the sale of the Senior Notes will be sufficient to enable the Company to meet its operational needs and carry out the Plan at least through 1995; however, the Company may desire to raise additional capital through the public markets or otherwise.

     In general, the Company does not anticipate making any expenditures for product research and development inasmuch as neither the Company's Leasing and Maintenance segment nor its Compressor Packaging segment require such expenditures. The Company anticipates acquiring a new facility in Houston, Texas, which will serve as its corporate offices and fabrication facility, and certain other properties which will serve as regional offices and/or maintenance facilities; however, the acquisition of such properties themselves are not expected to have a material adverse impact on the results of operations of the Company. See "- Properties."

Operations

     The following tables show (i) the revenues and operating profit (loss) for each of the years ended December 31, 1992 and December 31, 1991 and for the quarters ended March 31, 1993 and March 3 1, 1992 and (ii) the assets of the Company for the years ended December 31, 1992 and December 31, 1991 and the quarter ended March 31, 1993, in each case for each of the Leasing and Maintenance segment, the Compressor Packaging segment, and the Company's other revenue sources:

================================================================================================
                               Year Ended        Year Ended      Quarter Ended     Quarter Ended
                              December 31,      December 31,       March 31,         March 31,
                                  1992              1991              1993             1992
                                  ----              ----              ----             ----
------------------------------------------------------------------------------------------------
Revenues
------------------------------------------------------------------------------------------------
  Leasing and Maintenance      $21,215,442      $18,085,932          5,467,994         5,280,058
------------------------------------------------------------------------------------------------
  Compressor Packaging          10,838,393        3,384,026          5,202,518         2,498,348
------------------------------------------------------------------------------------------------
  Other (1)                        585,385          288,800            117,556           204,958
                               -----------      -----------        -----------        ----------
------------------------------------------------------------------------------------------------
     TOTAL REVENUES            $32,639,220      $21,758,758         10,788,068        $7,983,364
------------------------------------------------------------------------------------------------
Operating profit loss (2):
------------------------------------------------------------------------------------------------
  Leasing and Maintenance      $ 6,528,020      $ 5,626,708          1,890,722         1,707,852
------------------------------------------------------------------------------------------------
  Compressor Packaging             170,772         (508,336)           235,956            39,105
------------------------------------------------------------------------------------------------
  Other                            488,265         (250,284)            94,303           173,276
                               -----------      -----------        -----------        ----------
------------------------------------------------------------------------------------------------
     TOTAL OPERATING PROFIT    $ 7,187,057      $ 4,868,088        $ 2,220,981        $1,920,233
                               -----------      -----------        -----------        ----------
================================================================================================


(1) Includes net income related to the MEI joint venture of $429,296 and $143,088 in 1992 and 1991, respectively. Effective as of April 1, 1993 (as a result of the acquisition by the Company of the remaining 50 % interest in and liquidation of such joint venture), the income related to such operations will be included in Leasing and Maintenance.

(2) Determined by subtracting expenses from revenues for each segment and adding back the corresponding portion of depreciation and amortization expense and interest expense.

========================================================================================
                                   Year Ended           Year Ended        Quarter Ended
                                December 31, 1992    December 31, 1991    March 31, 1993
                                -----------------    -----------------    --------------
----------------------------------------------------------------------------------------
Assets:
----------------------------------------------------------------------------------------
   Leasing and Maintenance      $50,991,670          $42,465,728           53,558,113
----------------------------------------------------------------------------------------
   Compressor Packaging           4,124,051            3,804,986            4,042,492
----------------------------------------------------------------------------------------
   Other                            857,479              581,973              869,008
                                -----------          -----------          -----------
----------------------------------------------------------------------------------------
      TOTAL ASSETS              $55,973,200          $46,852,687          $58,469,613
========================================================================================

Leasing and Maintenance

     The Company provides natural gas compression equipment, on a rental basis, primarily to natural gas production companies. These rental units are utilized to compress natural gas when the reservoir pressure for a natural gas field is less than the pressure for the natural gas pipeline transporting the gas. The Company also provides maintenance of customer-owned compressor units as well as compressor parts sales to third parties.

     As of March 31, 1993, the Company's gas compressor fleet consisted of 511 units, ranging from 25 to 1,100 horsepower, of which 94% of available horsepower and 90% of the available units were being utilized. Upon consummation of the Merger, the Company will acquire an additional 16 compressor units, of which 77% of available horsepower and 87% of available units were being utilized. Leases for the compressor units provide for fixed monthly payments for an average term of approximately seven months and continue thereafter on a monthly basis. Based on the Company's historical operations, the Company estimates that the terms of its leases have extended for an average of approximately 22 months.

     Although natural gas compressors generally do not suffer significant technological obsolescence, they do require routine maintenance and periodic refurbishing to prolong their useful life. In general, the Company anticipates refurbishing its compressor units approximately every five to six years.

     The Company's compressor leasing activities are located in Texas, Oklahoma, Arkansas, Louisiana, New Mexico, Mississippi, Alabama, Kansas and offshore Gulf of Mexico, and the Company is considering expansion into international markets.

Compressor Packaging

     The Company's Compressor Packaging segment, operated through MEI, designs, engineers and assembles compression units for sale to third parties as well as for placement in its compressor fleet. In general, units to be sold to third parties are assembled according to such customer's specifications and sold on a turnkey basis. Components for such compressor units are acquired from third party suppliers. During March, 1993, the Company also commenced the assembly of various other surface equipment involved in producing crude oil and natural gas. At March 31, 1993 backlog of fabrication of compressor units and other production equipment amounted to $5.8 million ($3.0 million of which related to firm orders from third parties) and $550,000 (all of which related to firm orders from third parties), respectively.

     The Company is anticipating moving the operations of MEI to its new facility in Houston, Texas. See "-- Properties." This new facility will provide MEI with sufficient capacity to satisfy the Company's current estimated capital expenditures for new compressors and to enable the Company to expand its operations both in the United States and internationally as may be desirable. See "-- Business Strategy."

Customers

     No amounts received from any individual customer equaled more than 10% of the Company's consolidated revenues during 1991 or 1992.

Competition

     The natural gas compressor business is highly competitive. Overall, the Company experiences considerable competition from larger companies with significantly greater financial resources and, on a regional basis, several smaller companies compete directly with the Company. Based on information available to the Company, the Company ranks among the top 8 companies providing compressor units on a rental basis, based on both the number of units and total available horsepower. See "-- Market Position."

     The Company believes that it competes in the Leasing and Maintenance segment on the basis of price, customer service, including the availability of personnel in remote locations, flexibility in meeting customer needs and quality and reliability of its compressors. Although the Company believes that it is competitive in terms of price and quality, it also focuses on customer service and flexibility in meeting customer needs.

     The Company believes that it competes in the Compressor Packaging segment based on price and quality and that the Company is competitive in both areas.

Employees

     As of March 31, 1993, the Company employed approximately 210 people, of which 18 were administrative, 14 were sales, 62 were compressor packaging and 116 in field locations. No employees are represented by labor unions, and the Company believes that its relations with its employees is satisfactory.

Insurance

     Natural gas operations are subject to certain risks, including explosions, uncontrollable flows of gas or well fluids, fires, pollution and other environmental risks. These risks could expose the Company to substantial liability for injury and loss of life, property damage, pollution and other environmental damages, and consequential damages, if such damages resulted from a compressor defect or from the Company's negligence in maintaining, servicing or refurbishing its compressors.

     The Company believes that is has obtained adequate insurance to cover such risks; however, no assurance can be given that such insurance will be adequate to cover the Company's operations in the event the Company incurs liability in excess of anticipated potential levels or that such insurance will be generally available in the future or, if available, that premiums will be commercially reasonable. See "Risk Factors -- Potential Liability and Insurance."

Properties and Assets

     As of March 31, 1993, the Company's rental fleet consisted of 511 compressor units, all of which are owned by the Company, with a total of 119,710 horsepower and an average of 234 horsepower. As a result of the Merger, the Company will acquire an additional 16 units with a total horsepower of 4,350, which units are currently owned by HPC. See "Contemporaneous Events and Conditions -- The Merger." For information regarding the expected capital expenditures for new and used compressors, see " -- Business Strategy."

     The Company leases its corporate offices in Dallas, Texas pursuant to a lease with a remaining term of approximately 2 years. In addition, the Company leases its compressor packaging facility in Houston, Texas and its maintenance facilities in Midland and Victoria, Texas; Fort Smith, Arkansas and Lafayette, Louisiana under short-term leases.

     The Company has executed contracts to acquire, subject to certain rights to terminate prior to closing, facilities in Houston, Texas and Oklahoma City, Oklahoma. The Houston location, to be acquired for $2,000,000, consists of approximately 190,000 square feet plant capacity located on 20 acres. The facility is to serve as a combination corporate office and compressor fabrication facility and is anticipated to provide the Company with sufficient space and capacity for at least the next five years. The Oklahoma City location, to be acquired for $196,000, consists of 6,400 square feet located on two acres and is to serve as a combination office and maintenance shop. The Company intends to finance the acquisitions of such locations utilizing conventional commercial real estate financing.

Litigation

     The Company is not a party to any litigation that, in the judgment of management, would have a material adverse effect on the Company's operations or financial condition if adversely determined.

Governmental Regulation

     The Company is subject to various federal and state laws and regulations relating to environmental protection, including regulations regarding emission controls. The Company believes that it is in substantial compliance with such laws and regulations and that the phasing in of emission controls and other known standards at the rate currently contemplated by such laws and regulations will not have a material adverse effect on the Company's financial condition or results of operations. However, various state and federal agencies from time to time consider adopting new laws and regulations or amending existing laws and regulations regarding environmental protection. While the Company may be able to pass on the additional costs of complying with such laws, there can be no assurances that attempts to do so would be successful. Accordingly, new laws or regulations or amendments to existing laws or regulations could require the Company to undertake significant capital expenditures and could otherwise have a material adverse effect on the Company's financial condition and results of operations.

     From time to time since President Clinton took office, his administration has proposed various taxes with respect to the energy industry, none of which have been enacted and all of which have received significant scrutiny from various industry lobbyists. At the present time, given the uncertainties regarding the proposed taxes, including the uncertainties regarding the terms which the proposed taxes might ultimately contain and the industries and persons who may ultimately be subject to any such tax, it is not possible to determine whether any such tax will have a material adverse effect on the Company.

                                  MANAGEMENT

Directors and Executive Officers

     The directors and executive officers of the Company are set forth below. Positions with the Company include positions with the Company's predecessors. All directors hold office until the annual meeting of the stockholders following their election or until their successors are duly elected and qualified. Officers are appointed by and serve at the discretion of the Board of Directors.

-------------------------------------------------------------------------------
          Name                Age              Position
          ----                ---              --------
Michael A. O'Connor                    Chairman of the Board; Director
-------------------------------------------------------------------------------
Michael J. McGhan              38      President and Chief Executive Officer;
                                       Director
-------------------------------------------------------------------------------
Curtis Bedrich                 50      Chief Financial Officer and Treasurer
-------------------------------------------------------------------------------
William S. Goldberg            35      Executive Vice President; Director
-------------------------------------------------------------------------------
Brenda K. Phillips             34      Vice President and Assistant Secretary
-------------------------------------------------------------------------------
Charles D. Erwin               33      Vice President, Sales-West Texas
-------------------------------------------------------------------------------
William C. Bryant              41      Vice President, Sales-Mid Continent
-------------------------------------------------------------------------------
Maxwell C. McDonald            45      Vice President, Sales-Southeast
-------------------------------------------------------------------------------
John J. Rowland                52      Vice President, Sales-Southeast
                                       Compression
-------------------------------------------------------------------------------
Cullen Spitzer                 32      Vice President, Sales-South Texas
------------------------------------------------------------------------------
Luis Guerra                    41      Vice President, Operations (South Texas)
-------------------------------------------------------------------------------
Joe Bradford                   35      Vice President, Operations (Western
                                       Division)
-------------------------------------------------------------------------------
Ted Collins, Jr.               55      Director
-------------------------------------------------------------------------------
Frank G. Hayes                 31      Director
-------------------------------------------------------------------------------
Melvyn N. Klein                51      Director
-------------------------------------------------------------------------------
Alvin V. Shoemaker             54      Director
-------------------------------------------------------------------------------

     Michael O'Connor has served as Chairman of the Board and a director of the Company since January 1992. Prior thereto, Mr. O'Connor served as president of Gas Compressors Inc. from 1965 through 1986 and was a private investor from January 1, 1987 through January 1, 1992.

     Michael J. McGhan has served as President and Chief Executive Officer of the Company since October 1991 and served as Chief Operating Officer of the Company from December 1990 through October 199 1. Mr. McGhan has served as a director of the Company since March, 1992. Prior thereto, Mr. McGhan was sales manager of Energy Industries, Inc. ("Ell"). Mr. McGhan has been involved in the gas compressor industry for 14 years. Mr. McGhan also serves as a director of other affiliates of the Company.

     Curtis Bedrich has served as Chief Financial Officer and Treasurer of the Company since November 1991. Mr. Bedrich served as Vice President of Adobe Resources Corporation from 1980 until 1991. Mr. Bedrich has been involved in the oil and gas industry for 15 years.

     William S. Goldberg has served as Executive Vice President and director of the Company since May 1991. Mr. Goldberg has been employed by GKH since 1988 and has served as Managing Director of GKH since June 1990. Mr. Goldberg also serves as a director of HEHC and other affiliates of the Company.

     Brenda K. Phillips has served as a Vice President of the Company since October 1990 and served as Gas Accounting Manager of HEI from 1988 to 1990. Ms. Phillips has been involved in the oil and gas industry for 12 years.

     Charles D. Erwin has served as a Vice President of the Company since October 1990 and served as sales representative of EU from 1985 until October 1990. Mr. Erwin has been involved in the gas compressor industry for 8 years.

     William C. Bryant has served as a Vice President of the Company since October 1990 and served as a sales representative of Ell from 1988 until October 1990. Mr. Bryant has been involved in the gas compressor industry for 18 years.

     Maxwell C. McDonald has served as a Vice President of the Company since December 1990 and served as President of C&B from 1985 until its acquisition by the Company in 1990. Mr. McDonald has been involved in the gas compressor industry for 20 years.

     John J. Rowland has served as a Vice President of the Company since December 1990 and served as President of ERSI from 1984 until its acquisition by the Company in 1990. Mr. Rowland has been involved in the gas compressor industry for 26 years.

     Cullen Spitzer has served as a Vice President of the Company since July 1991 and served as President of MEI from 1982 until its acquisition by the Company in July 1991. Mr. Spitzer has been involved in the gas compressor industry for 12 years.

     Luis Guerra has served as a Vice President of the Company since December 1990. Prior thereto, Mr. Guerra was a principal stockholder and Vice President of GEL Mr. Guerra has been involved in the gas compressor industry for 18 years.

     Joe Bradford has served as a Vice President of the Company since March 1993 and served as Operations Manager from January 1, 1991 until March 1993. Mr. Bradford served as mechanic supervisor of HEI from 1987 until January 1991. Mr. Bradford has been involved in the oil and gas industry for 18 years.

     Ted Collins, Jr. has served as a director of the Company since April, 1992. Mr. Collins is the President of Collins & Ware Properties, Inc., a natural gas producer. Mr. Collins has 33 years of experience in the oil and gas industry.

     Frank G. Hayes has served as a director of the Company since May 1991. Mr. Hayes has served as an Associate of GKH since February 1991. Prior to that time, Mr. Hayes was an Assistant Vice

     President of Citicorp's Leveraged Finance Division. Mr. Hayes also serves as a director of HEHC and other affiliates of the Company.

     Melvyn N. Klein has served as a director of the Company since May 1991. Mr. Klein is the sole stockholder of a corporation which is a general partner of GKH Partners, L.P. Mr. Klein has been an attorney and counselor-at-law since 1968. Mr. Klein serves as a director of HEHC and other affiliates of the Company, as well as of American Medical Holdings, Inc., Bayou Steel Corporation, Itel Corporation, Santa Fe Energy Resources, Inc. and Savoy Pictures Entertainment, Inc.

     Alvin V. Shoemaker has served as a director of the Company since May 1991 and has been a private investor since his retirement as chairman of the board of The First Boston Corporation in January 1990. Mr. Shoemaker serves as a director of HEHC and other affiliates of the Company, as well as of Royal Group, Inc., a national insurance company.

Compensation of Directors

     Non-employee directors of the Company do not receive any compensation for serving on the Board of Directors of the Company but are entitled to reimbursement for expenses incurred in connection with their attendance at Board of Directors meetings.

1992 Stock Plan

     In April 1992, the Board of Directors of the Company (the "Board") adopted the 1992 Stock Plan. The Plan provides for granting of options to executive officers, directors, employee or advisors of the Company. The Plan permits the Board to issue options with respect to a maximum of 15% of the total shares of Common Stock outstanding, computed on a fully diluted basis and including shares which are issuable under the 1992 Stock Plan, at the time of the grant of an option. As of June 1, 1993, options with respect to 1,200 shares of Common Stock were outstanding, and options with respect to 447 shares were presently vested. Options granted under the 1992 Stock Plan are nonstatutory options and are not classified as "incentive stock options" within the meaning of Section 422 of the Code.

     The exercise price for options granted under the 1992 Stock Plan are determined by a committee determined by the Board, which committee is currently comprised of the members of the Board (the "Committee") and may be less than the fair market value of the Common Stock on the date of grant. Other than the maximum number of shares available under the 1992 Stock Plan, there is no minimum or maximum number of shares that may be granted to any person. Options granted under the 1992 Stock Plan generally expire within a specified number of days of the termination of employment of an optionee who is an employee. Options granted under the 1992 Plan fully vest and become exercisable for a specified number of days upon the death or permanent disability of the optionee and are forfeited upon the termination for cause of the optionee. Options granted under the 1992 Stock Plan also generally vest fully upon certain specified events constituting a change in control or constructive termination, each as more fully described below. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only the optionee. The term of each option granted under the 1992 Stock Plan may not exceed fifteen years from the date the option is granted. Options may become exercisable in whole at grant or in installments over time, as determined by the Committee. To date, all of the options granted under the 1992 Stock Plan generally vest ratably over a five year period commencing upon the date of grant.

     Options granted under the 1992 Stock Plan fully vest and become exercisable upon the occurrence of a change in control accompanied by a constructive termination of employment of such optionee. A change in control is defined to include (i) the acquisition by any person or group of persons of the direct or indirect beneficial ownership of securities of the Company representing 50 % or more of the combined voting power of the Company's then outstanding securities or the power to manage or direct the operations of the Company, (ii) the execution by the Company of an agreement to dispose of all or substantially of its assets by means of a sale, merger, or other reorganization or liquidation in which the Company is not the surviving corporation and (iii) the cessation of the Board to consist of a majority of the directors comprising the Board at the time the 1992 Stock Plan was adopted and other directors who were nominated, appointed or approved by the directors continuing in office. Constructive termination is defined under the 1992 Stock Plan to include (i) the assignment of duties and responsibilities materially inconsistent with or of materially lesser status than the employee's positions, duties, responsibilities and status with the Company immediately prior to the first change in control, (ii) the removal of the employee from, or any failure to re-elect the employee to any office of the Company or any successor of the Company, except in connection with his termination for cause, death, disability or retirement, (iii) a reduction by the Company or any successor of the Company in the employee's annual base salary in effect immediately prior to the first change in control of the Company that occurred prior to such reduction or as the said salary may thereafter be increased from time to time, (iv) the failure of the Company or any successor to the Company to permit the employee to participate in incentive compensation and benefit programs (other than stock-related plans or arrangements) comparable to those in effect immediately prior to the first change in control of the Company that occurred prior to such failure or (y) any purported termination of the employee's employment for cause or permanent disability not in accordance with the provisions of the 1992 Stock Plan with respect thereto.

     The acceleration of options in the event of a merger or other similar event may be seen as an anti-takeover provision and may have the effect of discouraging a proposal for merger or other efforts to purchase or sell control of the Company.

     Under the terms of the Plan, payment upon the exercise of an option may be in cash, by delivery of shares of Common Stock with a fair market value equal to the aggregate exercise price or, if the optionee's stock option agreement so provides, by delivery of a promissory note with such terms as the Committee may approve.

Summary Compensation Table

     The following table sets forth the total compensation that was awarded to, earned by or paid to Michael J. McGhan (the chief executive officer of the Company) and Michael O'Connor,

John Rowland, Maxwell McDonald and Cullen Spitzer (the four other most highly paid executive officers) as a group during the year ended December 31, 1992.

=======================================================================================================
                                                                      Long Term
                                                                    Compensation
                                            Annual Compensation         Awards           All Other
                                            -------------------
                                           Salary         Bonus     Option Grants     Compensation(1)
                                           ------         -----     -------------     ---------------
-------------------------------------------------------------------------------------------------------
CEO and four other most highly
compensated executive officers......      $615,000       $86,000       $471,240(2)         $17,793
=======================================================================================================

(1) Includes payments for commissions in the aggregate amount of $15,000 and life insurance premiums in the aggregate amount of $2,793.

(2) Does not reflect a reduction in the value of options granted to such persons if such persons subscribe to this offering. if all such persons subscribe to this offering, the aggregate value of such options based on the value of the Common Stock at the time of grant will be $47,124.

Option Grants in Last Fiscal Year

     The following table contains information concerning the grant of stock options under the 1992 Stock Plan to the chief executive officer and the four other most highly compensated executive officers as of December 31, 1992. The Company has not, to date, granted any stock appreciation rights.

====================================================================================================================================
                                                                                             Potential Realizable Value at Assumed
                                                                                                      Annual Rates of Stock
                                                                                                      Price Appreciation(1)
                                                                                                      ---------------------
------------------------------------------------------------------------------------------------------------------------------------
                              % of Total                       Market
                              Options          Per Share       Price on
                Number of     Granted to       Exercise        Date of       Expiration
                Options       Employees        Price(1)        Grant         Date            0%             5%            10%
                -------       ---------        --------        -----         ----            --             --            ---
------------------------------------------------------------------------------------------------------------------------------------
CEO and four
other most
highly
compensated
executive
officers.....      720           60%           $1.00         $655.50         Jan. 2007       $471,240       $1,029,509    $2,167,923
====================================================================================================================================

(1) Does not reflect effective adjustment in exercise price to $725 per share with respect to 90%, or 648 shares, of the options granted to such persons if they subscribe to dm offering. Assuming all such persons subscribe to this offering, the potential realizable value at assumed annual rates of stock appreciation of each of 0 %, 5 % and 10 % is $47,124, 560,357 and 1,698,771, respectively.

Fiscal Year End Option Values

     Shown below is information with respect to unexercised options to purchase Common Stock granted in 1992, all of which were granted pursuant to the 1992 Stock Plan. None of such options have been exercised.

----------------------------------------------------------------------------------------------------------
                               Number of Unexercised Options         Value of Unexercised in-the-Money
                                  December 31, 1992(1)               Options at December 31, 1992(1)
                                  --------------------               -------------------------------
                            Exercisable        Unexercisable           Exercisable           Unexercisable
                            -----------        -------------
----------------------------------------------------------------------------------------------------------
CEO and four other
 most highly
 compensated
 executive officers         162               558                    $117,288                $403,992
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Assumes value of such Common Stock is $725 per share and does not give effect to the effective adjustment in exercise price if such persons subscribe to this offering. If all such persons subscribe to this offering, there will effectively be 16.2 exercisable in-the-money options having an aggregate value of $11,729 and 55.8 unexercisable in-the-money options having an aggregate value of $40,400.

Employment Contracts and Other Agreements

     In connection with the Company's acquisition of the capital stock of Maintech Enterprises, Inc., the Company entered into an employment agreement with Cullen Spitzer which provides for, among other things, the payment of Mr. Spitzer's salary through July 1996.

     In connection with the Company's acquisition of the capital stock of Energy Recovery Systems, Inc., the Company entered into an employment agreement with John Rowland which provides for, among other things, the payment of Mr. Rowland's salary through December 4, 1993.

     In connection with the Company's acquisition of the assets of C&B Compression Services, Inc., the Company entered into an employment agreement with Maxwell McDonald which provides for, among other things, the payment of Mr. McDonald's salary through December 4, 1993.

Compensation Committee and Insider Participation

     The Company does not have a separate Compensation Committee of the Board of Directors. All decisions with respect to compensation are made by the Board of Directors. From time to time, Mr. O'Connor and Mr. McGhan will participate in the deliberations regarding compensation of the other executive officers of the Company.

Certain Relationships and Related Transactions

     GKH and certain other stockholders of the Company own substantially all of the common stock of Combustion Control Corporation, a Delaware corporation ("Combustion"). Combustion is in the business of refurbishing compressors which do not comply with certain environmental emissions regulations so that they will comply with such regulations. Pursuant to a Services Agreement dated as of September 11, 1992 (the "Services Agreement") between Combustion and the Company, Combustion engaged the Company to provide certain administrative, operational and management services for a fee of $1,000 per month until July 24, 1997. Also pursuant to the Services Agreement, Combustion from time to time provides the Company with certain environmental consulting services for a fee determined on a case by case basis. The Company also leases a mobile testing facility to Combustion under a month to month lease providing for payments of $3,500 per month to the Company.

     Mr. Collins, one of the Company's directors and minority stockholders, controls a corporation which owns a 50% interest in a joint venture to which the Company leases compressors pursuant to a long-term lease and to which the Company provided a loan of $600,000. The lease provides for (i) the repayment of the loan and for additional monthly rental payments to the Company aggregating approximately $54,700 per month until November 1, 1994, (ii) a balloon payment in respect of the loan of approximately $200,000 at such time and (iii) continued monthly loan and rental payments of approximately $48,000 per month thereafter until November 1, 1997.

                            PRINCIPAL STOCKHOLDERS

Principal Stockholders

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 31, 1993 (i) by each person who is known by the Company to own beneficially more than 5% of any class of the outstanding Common Stock, (ii) by each director and the chief executive officer and the four other most highly compensated executive officers of the Company and (iii) by all of the Company's directors and executive officers as a group.

======================================================================================================
                                                       Stock Beneficially         Percentage of Stock
Name of Person or Group(1)                                    Owned               Beneficially Owned
--------------------------                                    -----               ------------------
------------------------------------------------------------------------------------------------------
Hanover Energy Holding Corporation                            34,603                    65.25%
  4245 N. Central Expressway
  Suite 350
  Dallas, TX 75205
------------------------------------------------------------------------------------------------------
GKH Investment, L.P.(2)(3)                                    14,702                    27.72%
  200 West Madison St.
  Chicago, IL 60606
------------------------------------------------------------------------------------------------------
William S. Goldberg(4)                                            --                       --
  200 West Madison St.
  Chicago, EL 60606
------------------------------------------------------------------------------------------------------
Frank G. Hayes                                                    --                       --
  200 West Madison St.
  Chicago, EL 60606
------------------------------------------------------------------------------------------------------
Melvyn N. Klein(5)                                                --                       --
------------------------------------------------------------------------------------------------------
Michael J. McGhan                                                113                        *
------------------------------------------------------------------------------------------------------
Michael A. O'Connor                                              461                        *
======================================================================================================

======================================================================================================
Alvin V. Shoemaker(6)                                             --                       --
------------------------------------------------------------------------------------------------------
John Rowland                                                     155                        *
------------------------------------------------------------------------------------------------------
Maxwell C. McDonald                                              548                     1.03%
------------------------------------------------------------------------------------------------------
Cullen Spitzer                                                    --                        *
------------------------------------------------------------------------------------------------------
All directors and officers as a group(7)(8)                    2,380                     5.92%
======================================================================================================

_____________________

*Represents less than I % of the outstanding Common Stock.

(1) Does not include 80,000 shares of Series A Preferred Stock, constituting all of the issued and outstanding stock of such class, held by HPC. In connection with the Merger, the Series A Preferred Stock will be converted into 465 shares of Common Stock and issued to HEHC and the holders of the Common Stock purchased in the 1992 Offering.

(2) Does not include 554 shares of Common Stock (1. 04 % of the outstanding shares) owned by GKH Partners, L.P., a Delaware limited partnership and the general partner of GKH Investments, L.P.

(3) Does not include an indirect ownership of approximately 29,759 shares of Common Stock (56.1 % of the outstanding shares) owned by GKH Partners, L.P. and GKH Investments, L.P. by virtue of their interest in HEHC.

(4) Does not include an indirect ownership of approximately 149 shares of Common Stock less than I % of the outstanding) owned by Mr. Goldberg by virtue of his interest in HEHC.

(5) Mr. Klein, who is a director of the Company, is the sole stockholder of a corporation which is the general partner of GKH Partners, L.P. Mr. Klein disclaims beneficial ownership of all shares owned by GKH Partners, L.P. and GKH Investments, L.P. and such shares are not included in the number of shares owned by Mr. Klein or by all directors and officers as a group.

(6) Does not include an indirect ownership of approximately 1,615 shares of Common Stock (3.0% of the outstanding shares) owned by Mr. Shoemaker by virtue of his interest and the interest of certain of his affiliates in HEHC. Mr. Shoemaker disclaims beneficial ownership of shares owned indirectly by his affiliates.

(7) Does not include 115 shares of Common Stock less than I % of the outstanding shares) owned by the Mr. Spitzer as trustee of the Cullen Spitzer Family Trust. Mr. Spitzer disclaims beneficial ownership of such shares.

(8) Does not include shares owned by all directors and officers as a group or their affiliates (i) indirectly by virtue of their interests in HEHC or
     (ii) for which such directors and officers disclaim beneficial ownership.

Stockholders' Agreement

     In connection with the 1992 Offering, the persons participating therein, the Company, HEHC (as successor to HEI) and GKH entered into that certain Stockholders' Agreement dated April 10, 1992 (the "1992 Stockholders' Agreement"). The 1992 Stockholders' Agreement restricts the sale of Common Stock held by the parties thereto and provides for, among other things, (i) the right of first refusal of the Company and the right of second refusal of the other stockholders with respect to any proposed transfer of Common Stock (except transfers to affiliates) by a stockholder other than HEHC or GKH, (ii) the right of a majority of the stockholders to compel the other stockholders to sell their Common Stock upon the sale by such majority stockholders of all of their Common Stock and (iii) the right of each stockholder to participate in the sale by one or more stockholders of more than 50% of the outstanding Common Stock of the Company. The 1992 Stockholders' Agreement does not contain provisions regarding the ability of the Company to redeem all of a stockholder's Common Stock upon the termination of his employment with the Company.

     Upon consummation of the offering and the execution of the 1993 Stockholders' Agreement, the 1992 Stockholders' Agreement will be substantially superseded as between the Company and each person who executes the 1993 Stockholders' Agreement. However, the 1992 Stockholders' Agreement will remain in full force and effect between each person who is a party thereto and each person who is a party thereto who does not become a party to the 1993 Stockholders' Agreement. See "The Offering -Stockholders' Agreement" for a discussion of the terms of the 1993 Stockholders' Agreement.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following summaries relate to (i) certain provisions of the Existing Credit Agreement , (ii) the proposed minimum financing terms of the Revolving Credit Agreement (together with such changes as the Company may, in its sole and absolute discretion, deem necessary or desirable and not materially less favorable to the Company, the "Minimum Financing Terms") and (iii) the anticipated terms of the Senior Notes. The summary of the provisions relating to the Existing Credit Agreement do not purport to be complete and are qualified in their entirety by reference to the agreement relating thereto, a copy of which is available for review at the principal offices of the Company. The summary of the Minimum Financing Terms is based on the proposed terms discussed between Chemical and the Company. The Company reserves the right in its sole and absolute discretion without notice to or consent of the Subscribing Offeree to accept changes to such proposed terms not deemed by it to be materially less favorable than those set forth herein without affecting this offering. Such changes shall be deemed to be part of the Minimum Financing Terms and the execution of the Revolving Credit Agreement containing such terms shall be deemed to satisfy the conditions therefor hereunder.

The Existing Credit Agreement

     Pursuant to the Existing Credit Agreement, the Company borrowed an aggregate of $27 million, $19 million of which was outstanding at April 30, 1993. Amounts outstanding under the Existing Credit Agreement bear interest at a rate equal to LIBOR plus 214%.

     The Existing Credit Agreement contains certain restrictive covenants that impose limitations (subject to certain exceptions) on the Company, including, among others, limitations with respect to (i) maintaining ratios relating to the Company's total indebtedness to total capitalization, its earnings before income tax, its cash flow and its net worth, (ii) incurring additional indebtedness, liens or guarantees, (iii) entering into any merger or consolidation or otherwise effecting certain fundamental changes, (iv) incurring lease expenses in excess of certain limits, (v) declaring or paying dividends or other distributions, (vi) making capital expenditures in excess of certain prescribed limits, (vii) making any advance, loan, extension of credit or capital contribution or the purchase of any securities or assets constituting a business unit, (viii) making any optional payment or prepayment on or redemption of any indebtedness, (ix) transactions with affiliates, (x) the sale and leaseback of any of the Company's real or personal property, (xi) amending its Certificate of Incorporation, (xii) changing its fiscal year, (xiii) entering into any agreement which prohibits the Company from creating liens or other restrictions on its assets and (xiv) making any investment in or guaranteeing any indebtedness of PWMI.

     The Existing Credit Agreement contains certain default provisions, including, among others, (i) failure of the Company to pay any principal or interest thereunder when due, (ii) breach by the Company or any of its subsidiaries or affiliates which are parties to the agreement of any representation or warranty made therein or in the other documents contemplated thereby, (iii) default by the Company or any of its subsidiaries in the observance or performance of any covenant or agreement contained therein or in the other documents contemplated thereby, (iv) cessation of the security agreement executed thereunder to be in full force and effect, (v) default by the Company or any of its subsidiaries in the payment of any indebtedness or guarantee in excess of $1,000,000, which default remains in effect for 30 days, or any other breach under agreements with respect to such indebtedness or guarantees which causes such indebtedness or guarantee to be accelerated, (vi) occurrence of certain bankruptcy related events, (vii) occurrence of certain events related to ERISA obligations, (viii) entering of one or more judgments or decrees against the Company or any of its subsidiaries involving an aggregate liability of $1,000,000 or more, (ix) the incurrence by the Company or any of its subsidiaries of liability for remediation or environmental compliance (or penalty with respect thereto) in excess of $1,000,000 and (x) the cessation of GKH and HEHC to own directly or indirectly 45% of the issued and outstanding Common Stock of the Company.

     The Company anticipates that as a result of the Contemporaneous Events, (i) the Company will repay, in their entirety, all amounts outstanding under the Existing Credit Agreement, (ii) the Existing Credit Agreement will be terminated and (iii) the Company will enter into the Revolving Credit Agreement and the Indenture relating to the Revolving Credit Facility and the Senior Notes, respectively, the anticipated terms of which are summarized below.

The Revolving Credit Facility

     It is anticipated that the Revolving Credit Facility will be a five year reducing revolving credit facility funded in its entirety by Chemical and will permit the Company to borrow up to $20,000,000 at a variable rate of interest in excess of the London InterBank Offered Rate

("LIBOR"). The commitment fee on amounts not drawn under the Revolving Credit Facility is anticipated to be 3/8%.

     Chemical has proposed that the Revolving Credit Facility contain certain restrictive covenants that impose limitations (subject to certain exceptions) on the Company, including, among others, limitations with respect to (i) maintaining certain ratios, including ratios with respect to (a) consolidated indebtedness to consolidated capitalization, (b) consolidated earnings before income tax, depreciation and amortization to consolidated interest expense and
(c) current assets, (ii) incurring additional indebtedness, (iii) creating, incurring assuming or suffering to exist any mortgage, pledge, lien or other encumbrance or security interest, (iv) creating, incurring, assuming or suffering to exist any guarantee or similar obligation, (v) effecting certain fundamental changes, including any merger or sale of all or substantially all of the Company's assets, (vi) selling any of the Company's assets except in the ordinary course of business or as otherwise permitted, (vii) increasing lease expense in excess of certain limits, (viii) declaring or paying dividends, (ix) making capital expenditures in excess of certain prescribed limits, which limits will not be as restrictive as under the Existing Credit Agreement, (x) making any advance, loan or similar investment in any person, (xi) making optional payments or prepayments or amending the terms of any indebtedness, (xii) entering into any transaction with affiliates, (xiii) the sale and leaseback of any of the Company's real or personal property, (xiv) change the Company's fiscal year and (xv) entering into any agreement which prohibits the Company from creating liens or other restrictions on its assets.

     It is anticipated that the Revolving Credit Agreement will also provide for events of default substantially similar to those contained in the Existing Credit Agreement.

Senior Notes

     It is anticipated that the $15 million Senior Notes will be 10 year unsecured notes bearing interest at approximately 71h%. Annual payments of principal of $3,750,000 will commence on the seventh anniversary of the issuance of the Senior Notes and continue on an annual basis thereafter with the balance of the principal due on the tenth anniversary.

     The Senior Notes will provide for restrictive covenants not more restrictive than those contained in the Revolving Credit Agreement.

     It is anticipated that the Senior Notes will also provide for events of default substantially similar to those contained in the Existing Credit Agreement.

                         DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering and the Contemporaneous Events, the authorized capital stock of the Company will consist of 200,000 shares of Common Stock and 100,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). Upon completion of such transactions and assuming all Shares are subscribed for, the Company anticipates that 81,802 shares of Common Stock and no shares of Preferred Stock will be issued and outstanding and an additional 19,880 shares of Common Stock will be reserved for issuance pursuant to options (not including options to be granted under the Incentive Plan).

     The following summary description relating to the capital stock does not purport to be complete. For a detailed description, reference is made to the Certificate of Incorporation of the Company, as amended (the "Certificate"), which is available at the Company for review.

Common Stock

     As of December 31, 1992, there were 53,031 shares of Common Stock outstanding held of record by 16 stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to Preferred Stock which may be issued, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of legally available funds. In the event of a liquidation, dissolution, sale or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their Common Stock into any other securities. Holders of Common Stock have no preemptive or subscription rights unless they become parties to the 1993 Stockholders' Agreement and then only to the extent provided therein. See "The Offering -- 1993 Stockholders' Agreement -Preemptive Rights." There are no redemption or conversion rights with respect to any shares of Common Stock. The outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the offering and the Contemporaneous Events will be, fully paid and nonassessable.

Preferred Stock

     The Company currently has outstanding 80,000 shares of Series A Preferred Stock, $.01 par value (the "Series A Preferred Stock"), all of which is owned by HPC. The Series A Preferred Stock has a liquidation preference of $100 per share and is convertible on a share-for-share basis into Common Stock. Notwithstanding the foregoing, in connection with the Merger, the Series A Preferred Stock will be exchanged for 465 shares of Common Stock to be issued to HEHC and the holders of the Common Stock issued pursuant to the 1992 Offering, and all of the Series A Preferred Stock will be cancelled and restored to authorized but unissued Preferred Stock.

     The Board of Directors has the authority to cause the Company to issue without any further vote or action by the stockholders, up to the authorized number of shares of Preferred Stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The Company has no present plans to issue any shares of Preferred Stock.

Options

     The Company currently has outstanding options to purchase 1,200 shares of Common Stock at $1.00 per share. All such options were issued to certain executive officers in connection with the 1992 Stock Plan for executive employees. The options expire at various times in 2007. Any person who received options pursuant to the 1992 Stock Plan and who subscribes to this offering will be required, pursuant to the terms of the agreement to be executed by them in connection with the Management Option Plan, to surrender Common Stock or options to acquire Common Stock with a value equal to (a) 90% of the total number of shares of Common Stock which may be acquired pursuant to options granted under the 1992 Stock Plan (b) multiplied by $725, provided that at no time will such persons be required to surrender options to acquire shares of Common Stock in excess of 90% of the total number of shares of Common Stock subject to options granted pursuant to the 1992 Stock Plan. Notwithstanding the foregoing, as long as the options remain unexercised and outstanding, the holders thereof will have the opportunity to profit from an increase in the value of the Common Stock, if any, without assuming the risk of ownership.

Special Provisions of the Certificate of Incorporation and Delaware Law

     Limitation of Director Liability. Section 102(b)(7) of the Delaware General Corporation Law ("Section 102(b)") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although
Section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(b). Specifically, directors of the Company will not be personally -liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     Indemnification. To the maximum extent permitted by law, the Company's Certificate of Incorporation and Bylaws provide for mandatory indemnification of directors and permit indemnification of officers, employees and agents of the Company against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the Company. In addition, the Company must advance or reimburse directors, and may advance or reimburse officers, employees and agents for expenses incurred by them in connection with indemnifiable claims.

                           EXPERTS AND LEGAL MATTERS

     The consolidated financial statements of the Company as of December 31, 1992 and December 3 1, 1991 have been included in reliance on the report of Price Waterhouse, independent accountants, given on their authority as experts in accounting and auditing.

     The law firm of Brill, Sinex and Stephenson, a Professional Corporation ("BS&S") has agreed to represent any prospective investor who desires such representation in connection with certain legal aspects of this offering. "The Company has agreed to pay the fees and expenses of BS&S up to a certain amount; however, BS&S is not representing the Company in connection with this offering. No prospective investor is obligated to become a client of BS&S in connection with this offering. Likewise, BS&S will only give advice to those prospective investors who seek advice from such firm. Prospective investors may contact James F. Stephenson, Jr. at (713) 739-9990 for more information.

                            ADDITIONAL INFORMATION

     The Company intends to supply its stockholders on an annual basis with a copy of its audited financial statements.

     Each prospective investor and/or his purchaser or other representatives are hereby granted access to, and are invited to review, all materials available to the Company relating to this offering or anything set forth in this Memorandum.

     The Company will answer all inquiries from prospective investors or their representatives relating to the transactions contemplated hereunder and will afford prospective investors and their representatives the opportunity to obtain any additional information (to the extent that the Company possesses such information or can acquire it without unreasonable effort or expense) necessary to verify the accuracy of the information set forth in this Memorandum.

     Each prospective investor should use this opportunity to communicate directly with his own legal counsel, accountants and other professional advisors who can help the prospective investor evaluate the merits and risks of a purchase of the Shares and the tax and legal aspects thereof.

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